                                                                   EXHIBIT 10.17

                                CREDIT AGREEMENT

            THIS CREDIT AGREEMENT (as amended, modified, amended and restated or supplemented from time to time, this "AGREEMENT") dated as of July 22, 2004 among BOCA RESORTS HOTEL CORPORATION (formerly known as Florida Panthers Hotel Corporation), a Delaware corporation (the "BORROWER"), BOCA RESORTS, INC., a Delaware corporation (the "PARENT GUARANTOR"), the SUBSIDIARY GUARANTORS (as defined herein), the Lenders (as defined herein), DEUTSCHE BANK SECURITIES INC., as sole book-running manager and sole lead arranger (the "LEAD ARRANGER"), and DEUTSCHE BANK TRUST COMPANY AMERICAS ("DBTCA"), as the initial issuer of Letters of Credit (as defined herein) (in such capacity, the "INITIAL ISSUING BANK") and as administrative agent (together with any successors appointed pursuant to Article VII, the "ADMINISTRATIVE AGENT") for the Lender Parties (as defined herein).

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCOUNT COLLATERAL" has the meaning specified in the Pledge Agreement.

                  "ADMINISTRATIVE AGENT" has the meaning specified in the preamble to this Agreement.

                  "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent maintained at Deutsche Bank Trust Company Americas, ABA No. 021 001 033, for further credit to the Commercial Loan Division, 90 Hudson Street, Jersey City, NJ, Account No. 99401268, or such other account maintained by the Administrative Agent and designated by the Administrative Agent in a written notice to the Lender Parties and the Borrower.

                  "ADVANCE" means a Term Advance, a Revolving Credit Advance or a Letter of Credit Advance.

                  "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

                  "AGREEMENT" has the meaning specified in the preamble to this Agreement.

                  "AGREEMENT VALUE" means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the "MASTER AGREEMENT"), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole "Affected Party", and (iii) the respective counterparty to such Hedge Agreement was the sole party determining such payment amount (with the respective counterparty to such Hedge Agreement making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the respective counterparty to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the respective counterparty to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement. Capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above-described Master Agreement.

                  "APPLICABLE LENDING OFFICE" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "APPLICABLE MARGIN" means (a) in respect of the Revolving Credit Facility and the Letter of Credit Facility, a percentage per annum determined by reference to the Group Leverage Ratio as set forth below:

                                                          EURODOLLAR RATE ADVANCES
GROUP LEVERAGE RATIO                BASE RATE ADVANCES       LETTERS OF CREDIT
----------------------------------------------------------------------------------
Level I
less than 50%                             0.75%                   1.75%

Level II
greater than or equal to 50% but
less than 55%                             1.00%                   2.00%

Level III
greater than or equal to 55% but
less than 60%                             1.25%                   2.25%

Level IV
greater than or equal to 60%              1.50%                   2.50%

      and (b) in respect of the Term Facility, a percentage per annum determined by reference to the Group Leverage Ratio as set forth below:

GROUP LEVERAGE RATIO                BASE RATE ADVANCES    EURODOLLAR RATE ADVANCES
----------------------------------------------------------------------------------
Level I
less than 55%                              1.25%                  2.25%

Level II
greater than or equal to 55%               1.50%                  2.50%

      The Applicable Margin for each Base Rate Advance shall be determined by reference to the Group Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Group Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.04(b) or (c), as the case may be, and a certificate of the Chief Financial Officer or Chief Accounting Officer of the Borrower demonstrating such Group Leverage Ratio and (B) the Applicable Margin in respect of the Revolving Credit Facility and the Letter of Credit Facility shall be at Level IV and the Applicable Margin in respect of the Term Facility shall be at Level II, in each case for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.04(b) or (c), as the case may be.

                  "APPROPRIATE LENDER" means, at any time, with respect to (a) either of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, and (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have participated in Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender.

                  "APPROVED FUND" means, with respect to any Lender Party that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender Party or by an Affiliate of such investment advisor.

                  "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of EXHIBIT C hereto or any other form approved by the Administrative Agent.

                  "AVAILABLE AMOUNT" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

                  "BAHIA MAR" means the 296-room resort, hotel and related improvements, facilities and assets, situated on that certain real property located in Broward County, Florida, and commonly known as the Bahia Mar Hotel.

                  "BANKRUPTCY LAW" means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

                  "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

            (a) the rate of interest announced publicly by DBTCA in New York, New York, from time to time, as its prime lending rate (the "PRIME LENDING RATE") (the Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer; DBTCA may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate); and

            (b)   1/2 of 1% per annum above the Federal Funds Rate.

                  "BASE RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(i).

                  "BOCA RATON RESORT & CLUB" means the 1,041-room resort, hotel and related improvements, facilities and assets (including the Boca Raton Beach Club), situated on that certain real property located in Boca Raton, Florida, and commonly known as the Boca Raton Resort & Club.

                  "BOOK NET WORTH" shall be calculated in accordance with GAAP, but shall exclude any net income earned with respect to the Permitted Boca Land Sale.

                  "BORROWER" has the meaning specified in the preamble to this Agreement.

                  "BORROWER'S ACCOUNT" means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

                  "BORROWER LEVERAGE RATIO" means, with respect to the Borrower, as of any date of determination, the ratio, expressed as a percentage, of
      (a) the sum of the amount of (i) all Obligations hereunder then outstanding and (ii) all Permitted Boca Mortgage Debt then outstanding to
      (b) Borrower Total Asset Value for the Rolling Period ending on or immediately prior to such date less the amount of the NCS Liabilities then outstanding.

                  "BORROWER PROPERTIES" means, collectively, as of any date of determination, each of the following properties to the extent then owned by the Borrower or any of the Restricted Subsidiaries: Boca Raton Resort & Club, the Registry, Edgewater, Pier 66 and Bahia Mar.

                  "BORROWER TOTAL ASSET VALUE" means, as of any date of determination, the aggregate Reserve Adjusted EBITDA of the Borrower and the Restricted Subsidiaries attributable to the Borrower Properties for the Rolling Period most recently ended divided by 9.0%.

                  "BORROWING" means a Term Borrowing or a Revolving Credit Borrowing.

                  "BRHCLP" means Panthers BRHC Limited, a Florida limited partnership.

                  "BRMC" means BRMC, L.P., a Delaware limited partnership.

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "CAPITAL EXPENDITURES" means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

                  "CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

                  "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of not more than $250,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P or (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (b) above; or (e) money market or mutual funds that invest solely in Cash Equivalents of the types described in clauses (a),
      (b) and (c) above.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

                  "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

                  "CFC" means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

                  "CHANGE OF CONTROL" means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to H. Wayne Huizenga (the "PRINCIPAL") or to an 80% (or more) owned Subsidiary, or any immediate family member of the Principal (the "RELATED PARTIES"); (b) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principal and his Related Parties becomes the beneficial owner, directly or indirectly, of Voting Interests of the Parent Guarantor with the power to vote 50% or more of the total votes entitled to be cast on any matter submitted to a vote of shareholders; (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Parent Guarantor, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent Guarantor then in office; (e) the Parent Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Interests of the Parent Guarantor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Interests of the Parent Guarantor outstanding immediately prior to such transaction is converted into or exchanged for Voting Interests of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and no Person other than the Principal and his Related Parties, becomes the beneficial owner, directly or indirectly, of Voting Interests of such Person with the power to vote 50% or more of the total votes entitled to be cast on any matter submitted to a vote of shareholders or (f) the Parent Guarantor shall cease to own and control 100% of the Equity Interests in the Borrower.

                  "CLOSING DATE" has the meaning specified in Section 3.01.

                  "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

                  "COLLATERAL DOCUMENTS" means the Pledge Agreement, each of the collateral documents, instruments and agreements delivered pursuant to
      Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

                  "COMMITMENT" means a Term Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

                  "COMPLIANCE CERTIFICATE" means a certificate duly executed by any of the chairman of the board of directors, chief executive officer, president, member of the Office of the President, Chief Financial Officer or Chief Accounting Officer of the Parent Guarantor, but in any event, with respect to financial matters, the President, a member of the Office of the President, Chief Financial Officer or Chief Accounting Officer of the Parent Guarantor, substantially in the form of EXHIBIT G hereto; which shall include, inter alia, a worksheet reflecting that the calculations made thereon have been adjusted to exclude the effects of the operations, if any, of the Non-Controlled Subsidiaries.

                  "CONFIDENTIAL INFORMATION" means information that any Loan Party furnishes to the Administrative Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender Party from a source other than the Loan Parties.

                  "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

                  "CONTINGENT OBLIGATION" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the

      Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

                  "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

                  "CURRENT ASSETS" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

                  "CUSTOMARY CARVE-OUT AGREEMENT" means, with respect to any Permitted Boca Mortgage Debt or any Non-Recourse Debt permitted under
      Section 5.2(b)(iii)(H), any agreement imposing personal recourse liability on the Parent Guarantor or any of its Subsidiaries that directly or indirectly own any property securing such Debt for customary carve-outs to limited recourse, such as, for example, fraud, willful misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, violation of loan document prohibitions against voluntary or involuntary bankruptcy filings, transfer of any property securing such Debt or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate and other customary purchase and sale contract indemnities.

                  "DBTCA" has the meaning specified in the preamble to this Agreement.

                  "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations, contingent or otherwise, of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations, contingent or otherwise, of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations, contingent or otherwise, of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such

      Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. Notwithstanding the foregoing, Debt of the Parent Guarantor and its Subsidiaries shall not include any liabilities associated with the Premier Club memberships at the Boca Raton Resort & Club and at other resort properties owned, whether directly or indirectly, by the Parent Guarantor, in each case determined pursuant to the membership program in effect on June 30, 2004 or any future membership program which only permits a membership refund from fees paid for new memberships sold subsequent to the date of the refund request.

                  "DEBT FOR BORROWED MONEY" of any Person means, at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date.

                  "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

                  "DEFAULT INTEREST" has the meaning specified in Section
      2.07(b).

                  "DEFAULTED ADVANCE" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.

                  "DEFAULTED AMOUNT" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (b) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (d) the Administrative Agent or the Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein.

                  "DEFAULTING LENDER" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

                  "DOMESTIC LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on SCHEDULE I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

                  "EBITDA" means, for any date of determination, for the Rolling Period most recently ended, determined on a Consolidated basis, the sum of net income plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent such losses were deducted in computing net income, plus (b) the provision for taxes based on income or profits, to the extent such provision for taxes was included in computing net income, plus (c) Interest Expense to the extent such expense was deducted in computing net income, plus (d) depreciation and amortization expense to the extent such expense was deducted in computing net income, less (e) an amount equal to any extraordinary gain plus any net gain realized in connection with an asset sale, plus (f) any losses incurred in connection with the early extinguishment of any Existing Debt repaid with proceeds of the Facilities, in each case of the Parent Guarantor and the Restricted Subsidiaries for such Rolling Period. Notwithstanding the foregoing, (i) for purposes of determining "EBITDA" in calculating "Borrower Leverage Ratio" or "Group Leverage Ratio", if any asset has been (A) purchased subsequent to the commencement of such Rolling Period, EBITDA for the period beginning on the first day of such Rolling Period shall be increased by the amount of EBITDA for such Rolling Period associated with such asset purchased, and (B) sold subsequent to the commencement of such Rolling Period, EBITDA for the period beginning on the first day of such Rolling Period shall be reduced by the amount of EBITDA associated with such asset sold, and (ii) for purposes of determining EBITDA in all cases, amounts attributable to the operations, if any, of the Non-Controlled Subsidiaries shall be excluded from such determination..

                  "EDGEWATER" means the 125-room resort and hotel and related improvements, facilities and assets, situated on that certain real property located in Collier County, Florida, and commonly known as the Edgewater Hotel.

                  "ELIGIBLE ASSIGNEE" means (a) with respect to any Facility (other than the Letter of Credit Facility), (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);
      (iii) a Person that is engaged in the business of commercial banking and that is (A) an Affiliate of a Lender or (B) an Affiliate of a Person of which a Lender is an Affiliate; (iv) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has a net worth of $500,000,000; and (v) any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (i) or (ii) of clause (a) of this definition (or any Affiliate of any such Person) and is approved by the Administrative Agent; provided, however, that (x) neither any

      Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition and (y) no Person shall be an "ELIGIBLE ASSIGNEE" unless at the time of the proposed assignment to such Person (i) such Person is able to make its portion of the Term Advances in U.S. dollars, and (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to
      Section 2.12(e).

                  "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "ENVIRONMENTAL LAW" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "EQUITY INTERESTS" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

                  "ERISA EVENT" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9),
      (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
      (b) the application for a minimum funding waiver with respect to a Plan;
      (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under
      Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

                  "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EURODOLLAR LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on SCHEDULE I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

                  "EURODOLLAR RATE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
      (a) the average of the respective rates per annum (rounded upward to the next whole multiple of 1/16th of 1%) posted by each of the principal London offices of banks posting rates as displayed on the Dow Jones Markets screen, page 3750 or such other page as may replace such page on such service for the purpose of displaying the London interbank offered rate of major banks for deposits in U.S. dollars, at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for deposits in an amount substantially equal to DBTCA's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                  "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(ii).

                  "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

                  "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended and as the same may be further amended, or any comparable successor Applicable Law.

                  "EXISTING AGREEMENT" means that certain Credit Agreement dated as of April 21, 1999, (A) as amended by that certain Waiver, Consent and Acknowledgment dated as of November 15, 1999, and effective as of June 30, 1999, and that certain First Amendment to Credit Agreement dated as of July 31, 2000, (B) as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of November 21, 2001, and
      (C) as amended and restated pursuant to that certain Second Amended and Restated Credit Agreement dated as of June 25, 2003, among the Borrower, the lenders described therein, Fleet National Bank, as syndication agent, The Bank of Nova Scotia, New York Agency, as documentation agent, and DBTCA, as initial issuing bank and administrative agent.

                  "EXISTING DEBT" means Debt for Borrowed Money of the Parent Guarantor, the Borrower and the Restricted Subsidiaries outstanding immediately before the occurrence of the Initial Extension of Credit.

                  "EXTENSION DATE" has the meaning specified in Section 2.16.

                  "FACILITY" means the Term Facility, the Revolving Credit Facility or the Letter of Credit Facility.

                  "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                  "FEE LETTER" means the fee letter dated June 24, 2004 between the Borrower and the Administrative Agent.

                  "FF&E" means fixtures, furnishings and equipment at each of the Group Properties.

                  "FISCAL YEAR" means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on June 30 in any calendar year, as it may be changed to the extent permitted by Section 5.02(j).

                  "FIXED CHARGE COVERAGE RATIO" means, for the Rolling Period most recently ended and as of any date of determination, the ratio of (a) EBITDA for the Parent Guarantor and its Subsidiaries to (b) the sum of Consolidated Interest Expense, (ii) regularly scheduled principal payments of Total Funded Debt made during such Rolling Period (including any cash sweep amortization), (iii) Federal, state, local and foreign income taxes paid in cash by the Parent Guarantor or the Restricted Subsidiaries during such Rolling Period (exclusive of taxes incurred in connection with the Permitted Boca Land Sales), and (iv) any cash escrows funded in respect of the Group Properties by the Parent Guarantor or the Restricted Subsidiaries during such Rolling Period as required by the terms of any secured Debt financing of any of the Group Properties.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "FRANCHISE AGREEMENTS" means the License Agreement dated as of June 28, 1994 between Radisson Hotels International, Inc., as Licensor, and the Manager, as Licensee, and the Hyatt Hotel Franchise Agreement dated November 14, 1994 between Hyatt Franchise Corporation, as Franchisor, and the Manager, as Franchisee, as applicable.

                  "GAAP" has the meaning specified in Section 1.03.

                  "GROUP LEVERAGE RATIO" means, with respect to the Parent Guarantor, as of any date of determination, the ratio, expressed as a percentage, of (a) Total Funded Debt at such date to (b) Group Total Asset Value for the Rolling Period ending on or immediately prior to such date.

                  "GROUP PROPERTIES" means, collectively, the Borrower Properties and each other real property asset (with all related improvements and facilities) acquired by the Parent Guarantor or its Subsidiaries after the date hereof.

                  "GROUP TOTAL ASSET VALUE" means, as of any date of determination, the sum of (a) the aggregate Reserve Adjusted EBITDA of the Parent Guarantor and its Subsidiaries attributable to the Group Properties and all other hotel, lodging and resort properties of the Parent Guarantor and its Subsidiaries for the Rolling Period most recently ended divided by 9.0% and (b) the total book value of all other assets and properties (excluding accounts receivable, cash and Cash Equivalents) of the Parent Guarantor and its Subsidiaries less the amount of the NCS Liabilities then outstanding.

                  "GUARANTEED OBLIGATIONS" has the meaning specified in Section 8.01.

                  "GUARANTORS" means the Parent Guarantor and the Subsidiary Guarantors.

                  "GUARANTY" means the guaranty of the Guarantors set forth in
      ARTICLE VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended.

                  "GUARANTY SUPPLEMENT" has the meaning specified in Section
      8.05.

                  "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and
      (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

                  "HEDGE BANK" means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

                  "INDEMNIFIED COSTS" has the meaning specified in Section 7.05(a).

                  "INDEMNIFIED PARTY" has the meaning specified in Section 9.04(b).

                  "INDENTURE" means the Indenture dated as of April 21, 1999 among the Parent Guarantor, the guarantors thereunder and The Bank of New York, as Trustee, as amended by the Supplemental Indentures.

                  "INITIAL EXTENSION OF CREDIT" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

                  "INITIAL ISSUING BANK" has the meaning specified in the preamble to this Agreement.

                  "INITIAL LENDER PARTIES" means the Initial Issuing Bank and the Initial Lenders.

                  "INITIAL LENDERS" means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

                  "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                  "INTERCREDITOR AGREEMENT" means any intercreditor agreement between the lenders under the Permitted Boca Mortgage Debt, if any, and the Lender Parties, in form and substance reasonably satisfactory to the Administrative Agent.

                  "INTEREST COVERAGE RATIO" means, for any date of determination, for the Rolling Period most recently ended, the ratio of Consolidated EBITDA to Consolidated Interest Expense.

                  "INTEREST EXPENSE" means, for any date of determination, for the Rolling Period most recently ended, the greater of (a) the actual interest expense of the Parent Guarantor and the Restricted Subsidiaries on Total Funded Debt for the Rolling Period most recently ended, and (b) the interest that would have been required to be paid by the Parent Guarantor and the Restricted Subsidiaries on Total Funded Debt for such Rolling Period had the interest rate applicable to all Total Funded Debt been equal to 7.5% per annum.

                  "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

            (a) until the earlier of (i) November 22, 2004, and (ii) the notification of the Lender Parties by the Administrative Agent that syndication of the Commitments hereunder has been completed, the Borrower may not select an Interest Period of greater than one month;

            (b) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

            (c) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

            (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

            (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) or
      (j) of the definition of "DEBT" in respect of such Person.

                  "ISSUING BANK" means the Initial Issuing Bank and any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Revolving Credit Lender or such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Revolving Credit Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

                  "L/C CASH COLLATERAL ACCOUNT" means an account of the Borrower to be maintained with the Administrative Agent, at its office in New York, New York, in the name of the Administrative Agent (for the ratable benefit of the Secured Parties) and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

                  "L/C RELATED DOCUMENTS" has the meaning specified in Section 2.04(c)(ii)(A).

                  "LEAD ARRANGER" has the meaning specified in the preamble to this Agreement.

                  "LENDER PARTY" means any Lender or the Issuing Bank.

                  "LENDERS" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or such Person shall be a party to this Agreement.

                  "LETTER OF CREDIT ADVANCE" means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

                  "LETTER OF CREDIT AGREEMENT" has the meaning specified in
      Section 2.03(a).

                  "LETTER OF CREDIT COMMITMENT" means, with respect to the Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on SCHEDULE I hereto under the caption "Letter of Credit Commitment" or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or
      Section 6.01, respectively.

                  "LETTER OF CREDIT FACILITY" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Bank's Letter of Credit Commitment at such time and (b) $15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

                  "LETTER OF CREDIT REQUEST" has the meaning specified in
      Section 2.03(a).

                  "LETTERS OF CREDIT" has the meaning specified in Section 2.01(c).

                  "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "LOAN DOCUMENTS" means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letter, (f) each Letter of Credit Agreement, (g) any Intercreditor Agreement and (h) each Secured Hedge Agreement, in each case as amended.

                  "LOAN PARTIES" means the Borrower and the Guarantors.

                  "MANAGEMENT CONTRACTS" means the Hotel Management Agreement dated March 4, 1997 between Rahn Bahia Mar, Ltd., as Owner, and Rahn Bahia Mar Mgmt. Inc., as Manager, the Hotel Management Agreement dated as of March 4, 1997 between 2301 SE 17th St., Ltd., as Owner, and Rahn Pier Mgt., Inc., as Manager, as applicable and each of the Hotel Management Agreements with respect to the Edgewater and the Registry in form and substance acceptable to the Administrative Agent.

                  "MANAGERS" means Rahn Bahia Mar Mgmt., Inc. and Rahn Pier Mgt., Inc, as applicable.

                  "MARGIN STOCK" has the meaning specified in Regulation U.

                  "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and the Restricted Subsidiaries taken as a whole or any of the Operating Subsidiaries.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
      (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and the Restricted Subsidiaries taken as a whole or of any of the Operating Subsidiaries, (b) the rights and remedies of any Secured Party under any Transaction Document or (c) the ability of the Parent Guarantor and the Restricted Subsidiaries taken as a whole to perform their Obligations under any Transaction Document to which they are or are to become parties.

                  "MATERIAL AGREEMENT" means any contract, lease, loan agreement, indenture, mortgage, deed of trust, security agreement or other agreement, instrument, obligation or arrangement to which any of the Loan Parties is a party or by which any of their respective properties is bound (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

                  "MOODY'S" means Moody's Investors Service, Inc. or any successor.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
      Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "NCS LIABILITIES" means Debt of the Non-Controlled Subsidiaries listed on SCHEDULE 4.01(dd) hereto.

                  "NEW GUARANTOR EVENT" has the meaning specified in Section 5.01(j).

                  "NEW COLLATERAL EVENT" has the meaning specified in Section 5.01(j).

                  "NON-CONTROLLED SUBSIDIARIES" means, collectively, BRMC and Original BRHCLP unless and until the Parent Guarantor or any other Loan Party shall have become the controlling general partner of Original BRHCLP or shall have otherwise obtained control of BRMC or Original BRHCLP, at which time Original BRHCLP shall no longer be a Non-Controlled Subsidiary and, if Parent Guarantor or any other Loan Party shall have obtained control of BRMC, BRMC shall no longer be a Non-Controlled Subsidiary. For purposes of this definition, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of BRMC or Original BRHCLP, as the case may be, whether through the ownership of Voting Interests, by contract or otherwise.

                  "NON-RECOURSE DEBT" means Debt for Borrowed Money of any Subsidiary of the Parent Guarantor (other than the Borrower and the Restricted Subsidiaries) with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property or any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) the general credit of such Subsidiary; provided that (i) any such Subsidiary shall not have any material assets other than those securing such Debt for Borrowed Money and (ii) the acquisition of such real property and any related assets shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole, it being understood that the instruments governing such Debt may include Customary Carve-Out Agreements.

                  "NOTE" means a Term Note or a Revolving Credit Note.

                  "NOTE PURCHASE AGREEMENT" means the Note Agreement dated as of April 21, 1999 among the Parent Guarantor and the guarantors and initial purchasers thereunder, pursuant to which the Subordinated Notes are issued, as amended, amended and restated, supplemented or otherwise modified from time in accordance with its terms, to the extent permitted under the Loan Documents.

                  "NOTICE OF BORROWING" has the meaning specified in Section 2.02(a).

                  "NPL" means the National Priorities List under CERCLA.

                  "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees, commissions, including, without limitation, Letter of Credit commissions, and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and
      (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

                  "OFF BALANCE SHEET OBLIGATION" means, with respect to any Person, without duplication of any clause within this definition or within the definition of "Debt", all (a) Obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease"), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of "Debt" or in clause
      (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing). For purposes of clarity, the Bahia Mar ground lease, as in effect on the Closing Date, shall not constitute an Off Balance Sheet Obligation.

                  "OPEN YEAR" has the meaning specified in Section 4.01(o)(ii).

                  "OPERATING SUBSIDIARIES" means each of the Subsidiaries of the Borrower that directly owns or leases one or more of the Borrower Properties.

                  "ORIGINAL BRHCLP" means Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership.

                  "OTHER TAXES" has the meaning specified in Section 2.12(b).

                  "PANTHERS BRGP" means Panthers BRGP Corporation, a Florida corporation and the general partner of BRHCLP.

                  "PARENT GUARANTOR" has the meaning specified in the preliminary statements to this Agreement.

                  "PARENT GUARANTY" means the guaranty of the Parent Guarantor set forth in ARTICLE VIII together with each other guaranty and guaranty supplement delivered by the Parent pursuant to Section 5.01(j), in each case as amended.

                  "PARTICIPANT" has the meaning specified in Section 2.03(c).

                  "PATRIOT ACT" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended from time to time.

                  "PAYOFF ACCOUNT" has the meaning specified in Section 3.03.

                  "PAYOFF AMOUNT" has the meaning specified in Section 3.03.

                  "PAYOFF LETTER" has the meaning specified in Section 3.03.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor.

                  "PERMITTED BOCA MORTGAGE DEBT" means Debt for Borrowed Money incurred by BRHCLP and/or its Subsidiaries, and with respect to which recourse for payment is limited to (i) the Boca Raton Resort & Club, to the extent the same is encumbered by a Lien securing such Debt and/or (ii) the general credit of BRHCLP and its Subsidiaries, it being understood that the instruments governing such Debt may include a Customary Carve-out Agreement to the extent required by the lender.

                  "PERMITTED BOCA LAND SALES" means the sale or other disposition in one or more transactions of (i) the Lake Boca property consisting of approximately 3.19 acres in Boca Raton, Florida and (ii) the undeveloped parcel of land south, west and east of the Boca Beach Club hotel building consisting of approximately 3.6 acres in Boca Raton, Florida.

                  "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) (as to which adequate reserves have been established in accordance with GAAP) ; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money) not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments; and
      (f) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, excluding any such easements, rights of way or encumbrances securing Debt for Borrowed Money.

                  "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "PIER 66" means the 380-room resort, hotel and marina and related improvements, facilities and assets, situated on that certain real property located in Broward County, Florida, and commonly known as the Hyatt Regency Pier 66 Resort & Marina.

                  "PLAN" means a Single Employer Plan or a Multiple Employer
      Plan.

                  "PLEDGE AGREEMENT" means the pledge agreement of even date herewith, executed and delivered by each of the Loan Parties, substantially in the form of EXHIBIT D hereto, as amended.

                  "PLEDGED DEBT" has the meaning specified in the Pledge Agreement.

                  "PLEDGED EQUITY" has the meaning specified in the Pledge Agreement.

                  "POST PETITION INTEREST" has the meaning specified in Section 8.06.

                  "PREFERRED INTERESTS" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

                  "PROPERTY" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

                  "PRO RATA SHARE" of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section
      2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination); provided, however, that with respect to any payments to be allocated among the Revolving Credit Lenders, during any period that a Revolving Credit Lender is a Defaulting Lender, the Pro Rata Shares of the Revolving Credit Lenders shall be reallocated by deducting from such Defaulting Lender's Revolving Credit Commitment (and the Revolving Credit Facility) an amount equal to the Defaulted Amount. The initial Pro Rata Share of each Revolving Credit Lender is set forth opposite the name of that Revolving Credit Lender in SCHEDULE I annexed hereto; provided that
      SCHEDULE I shall be amended and each Pro Rata Share shall be adjusted from time to time to give effect to the execution of any supplements, amendments or modifications to this Agreement and the addition or removal of any Revolving Credit Lender as provided herein or by assignment pursuant to
      Section 9.07.

                  "QUALIFYING SUBSIDIARY" has the meaning specified in Section 5.01(j).

                  "REDEEMABLE" means, with respect to any Equity Interests, any such Equity Interests that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

                  "REGISTER" has the meaning specified in Section 9.07(d).

                  "REGISTRY" means the 474-room resort, hotel and private club and related improvements, facilities and assets, situated on that certain real property located in Collier County, Florida, and commonly known as the Registry Hotel.

                  "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "RELATED DOCUMENTS" means the Management Contracts and the Franchise Agreements.

                  "REQUIRED LENDERS" means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (C) the aggregate unused Term Commitment of such Lender at such time and (D) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

                  "REQUIRED REVOLVING CREDIT LENDERS" means, as of any date of determination, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that the Unused Revolving Credit Commitment of, the aggregate principal amount of the Revolving Credit Advances outstanding and owing to, and the Pro Rata Share of aggregate Available Amount of all Letters of Credit then outstanding of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

                  "REQUIRED TERM LENDERS" means, at any time, Term Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Advances outstanding at such time; provided, however, that the aggregate principal amount of the Term Advances outstanding and owing to any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

                  "RESERVE ADJUSTED EBITDA" means, for any Rolling Period and at any date of determination, (a) for purposes of calculating Borrower Total Asset Value, an amount equal to EBITDA of the Borrower and the Restricted Subsidiaries less (i) FF&E reserves of 4% of Total Revenues and (ii) management fees of 3% of Total Revenues, including any management fees actually paid by the Borrower or any Restricted Subsidiary that are deducted from EBITDA, in each case, of the Borrower and the Restricted Subsidiaries, and (b) for purposes of calculating Group Total Asset Value, an amount equal to EBITDA of the Parent Guarantor and its Subsidiaries less (i) FF&E reserves of 4% of Total Revenues and (ii) management fees of 3% of Total Revenues, including any management fees actually paid by the Parent Guarantor or any of its Subsidiaries that are deducted from EBITDA, in each case, of the Parent Guarantor and its Subsidiaries, provided that, for purposes of any determination of Reserve Adjusted EBITDA of the Parent Guarantor and its Subsidiaries, amounts attributable to the operations, if any, of Non-Controlled Subsidiaries shall be excluded from such determination.

                  "RESTRICTED PAYMENT" has the meaning specified in Section 5.02(g).

                  "RESTRICTED SUBSIDIARIES" means each Subsidiary of the Borrower, whether now owned or hereafter acquired, that is directly or indirectly controlled by the Borrower; provided, however, that Restricted Subsidiaries shall not include the Non-Controlled Subsidiaries, or such other Subsidiaries of the Borrower as to which the Required Lenders, in their sole and absolute discretion, have agreed in writing shall not be categorized as a Restricted Subsidiary. All terms, covenants and conditions in this Agreement imposed upon or applicable to any Restricted Subsidiary that is not a Loan Party shall be interpreted to be obligations imposed upon the parent or other Loan Party controlling such Restricted Subsidiary to cause compliance by such Restricted Subsidiary with such terms, covenants and conditions. For purposes of this definition, the terms "control" or "controlling" when used with reference to a Subsidiary means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Subsidiary, whether through the ownership of Voting Interests, by contract or otherwise.

                  "RESTRUCTURING" means the transfer by the Parent Guarantor to the Borrower, free and clear of all Liens (exclusive of Liens created pursuant to the Loan Documents), of all of the shares of common stock of Panthers BRGP Corporation, Panthers BRLP Corporation, Panthers Boca General Partner, Inc. and Panthers Boca Limited Partner, Inc.

                  "REVOLVING CREDIT ADVANCE" has the meaning specified in
      Section 2.01(b).

                  "REVOLVING CREDIT BORROWING" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

                  "REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or Section 6.01, respectively.

                  "REVOLVING CREDIT FACILITY" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

                  "REVOLVING CREDIT LENDER" means any Lender that has a Revolving Credit Commitment.

                  "REVOLVING CREDIT NOTES" means the promissory notes of the Borrower payable to the order of any Revolving Credit Lender, which evidence the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Advances and Letter of Credit Advances made by such Lender pursuant to ARTICLE II, in substantially the form of EXHIBIT A-1 hereto, as such notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

                  "ROLLING PERIOD" means, at any date of determination, the most recently completed consecutive 12 calendar month period ending on or immediately prior to such date.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor.

                  "SARBANES-OXLEY" means the Sarbanes-Oxley Act of 2002, as amended.

                  "SATISFACTION AND DISCHARGE" has the meaning specified in
      Section 3.03.

                  "SECURED HEDGE AGREEMENT" means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

                  "SECURED OBLIGATIONS" has the meaning specified in Section 2 of the Pledge Agreement.

                  "SECURED PARTIES" means the Administrative Agent, the Lead Arranger, the Lender Parties and the Hedge Banks.

                  "SECURITY COLLATERAL" has the meaning specified in the Pledge Agreement.

                  "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED GUARANTY" means the guaranties by the Borrower and its Subsidiaries of the Obligations of the Parent Guarantor under the Subordinated Notes pursuant to the Indenture.

                  "SUBORDINATED NOTES" means the Senior Subordinated Notes of the Parent Guarantor due 2009 in an original aggregate principal amount of $340,000,000 issued pursuant to an Indenture dated as of April 21, 1999, as amended by the Supplemental Indentures.

                  "SUBORDINATED OBLIGATIONS" has the meaning specified in
      Section 8.06.

                  "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate; is, in each case, at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "SUBSIDIARY GUARANTORS" means all Restricted Subsidiaries of the Borrower as listed on SCHEDULE 4.01(b) hereto and each other Restricted Subsidiary that shall be required to execute and deliver a Guaranty Supplement pursuant to Section 5.01(j).

                  "SUBSIDIARY GUARANTY" means the guaranty of the Subsidiary Guarantors set forth in ARTICLE VIII together with each other guaranty and guaranty supplement delivered by a Subsidiary pursuant to Section 5.01(j), in each case as amended.

                  "SUPPLEMENTAL COLLATERAL AGENT" has the meaning specified in
      Section 7.01(c).

                  "SUPPLEMENTAL INDENTURES" means, collectively, that certain Supplemental Indenture dated as of August 31, 1999, by and among Florida Panthers Holdings, Inc., Causeway Bridge Property, Inc. and The Bank of New York; that certain Supplemental Indenture dated as of August 31, 1999, by and among Florida Panthers Holdings, Inc., East Bridge Mall, Inc. and The Bank of New York; that certain Supplemental Indenture dated as of August 31, 1999, by and among Florida Panthers Holdings, Inc., Biltmore Resort Management, Inc. and The Bank of New York; that certain Supplemental Indenture dated August 31, 1999 by and among Florida Panthers Holdings, Inc., Boca Resort Group Management, Inc. and The Bank of New York; that certain Supplemental Indenture dated as of September 21, 1999, by and among Florida Panthers Holdings, Inc., and The Bank of New York; that certain Supplemental Indenture by and among Florida Panthers Holdings, Inc., Boca Resorts, Inc., and The Bank of New York;, that certain Supplemental Indenture dated as of September 30, 1999, by and among Boca Resorts, Inc., Rahn Bahia, LLC and The Bank of New York; that certain Supplemental Indenture dated as of September 30, 1999, by and among Boca Resorts, Inc., Pelican Hill, LLC and The Bank of New York; that certain Supplemental Indenture dated as of September 30, 1999, by and among Boca Resorts, Inc., P66, LLC and The Bank of New York; that certain Supplemental Indenture dated as of November 15, 1999, by and among Boca Resorts, Inc., BRI Edgewater Management, Inc. and The Bank of New York; that certain Supplemental Indenture dated as of January 13, 2000, by and among Boca Resorts, Inc., South Florida Hospitality Provisions, Inc. and The Bank of New York; and that certain Supplemental Indenture dated as of July 12, 2001, by and among Boca Resorts, Inc., Incredible Ice, LLC and The Bank of New York.

                  "SURVIVING DEBT" means Debt for Borrowed Money of each of the Parent Guarantor, the Borrower and the Restricted Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

                  "TAX CERTIFICATE" has the meaning specified in Section
      5.03(j).

                  "TAXES" has the meaning specified in Section 2.12(a).

                  "TERM ADVANCE" has the meaning specified in Section 2.01(a).

                  "TERM BORROWING" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

                  "TERM COMMITMENT" means, with respect to any Term Lender at any time, the amount set forth opposite such Lender's name on SCHEDULE I hereto under the caption "Term Commitment" or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or Section 6.01, respectively.

                  "TERM FACILITY" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

                  "TERM FUNDING DATE" has the meaning specified in Section 2.01(a).

                  "TERM LENDER" means any Lender that has a Term Commitment.

                  "TERM NOTE" means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of EXHIBIT A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended.

                  "TERMINATION DATE" means (i) with respect to the Revolving Credit Facility, the earlier of (x) July 23, 2007, subject to the extension thereof pursuant to Section 2.16, and (y) the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitment pursuant to Section 2.05 or 6.01 and (ii) with respect to the Term Facility, the earliest of (A) the Term Funding Date if no Term Borrowing shall have been made by the Borrower on or prior to such date,
      (B) July 22, 2009 and (C) the date of termination in whole of the Term Commitments pursuant to Section 2.05 or 6.01.

                  "TOTAL FUNDED DEBT" shall include all Debt for Borrowed Money of the Parent Guarantor and the Restricted Subsidiaries, on a Consolidated basis.

                  "TOTAL REVENUES" means, for any Rolling Period and on a Consolidated basis (a) with respect to the Group Properties, the total revenues of such Group Properties and (b) with respect to the Borrower Properties, the total revenues of such Borrower Properties, in each case, as determined in accordance with GAAP.

                  "TRANSACTION" means the transactions contemplated by the Transaction Documents.

                  "TRANSACTION DOCUMENTS" means, collectively, the Loan Documents and the Related Documents.

                  "TRUSTEE" has the meaning specified in Section 3.03.

                  "TYPE" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                  "UNUSED REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender at any time, without duplication, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time.

                  "VARIABLE RATE DEBT" has the meaning specified in Section 5.01(o).

                  "VOTING INTERESTS" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

                  "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word "FROM" means "from and including" and the words "TO" and "UNTIL" each mean "to but excluding". References in the Loan Documents to any agreement or contract "AS AMENDED" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. The term "including" is not limiting and means "including without limitation."

      SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

      SECTION 2.01 The Advances and the Letters of Credit. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, including the satisfaction of the conditions precedent set forth in Section 3.02, Section 3.03 and Section 3.04, to make a single advance (a "TERM ADVANCE") to the Borrower on any Business Day on or prior to September 10, 2004 (the "TERM FUNDING DATE") in an amount not to exceed such Lender's Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

            (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, including the satisfaction of the conditions precedent set forth in Section 3.02 and
Section 3.04, to make advances (each, a "REVOLVING CREDIT ADVANCE") to the Borrower from time to time on any Business Day during the period from the Closing Date until 90 days prior to the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $250,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders in proportion to their Pro Rata Shares. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

            (c) The Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is commercial bank to issue) standby letters of credit (the "LETTERS OF CREDIT") for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until 60 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Bank not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date later than the earlier of one year after the date of issuance thereof and the 30th day before the Termination Date in respect of the Revolving Credit Facility; provided, however, that the expiration date of any Letter of Credit may be automatically extended for periods of up to one year but not later than the 30th Business Day before the Termination Date in respect of the Revolving Credit Facility. Within the limits of the Letter of Credit Facility, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c) in amounts no less than $250,000 for each such Letter of Credit or such lesser amount as agreed to by the Issuing Bank, repay any Letter of Credit Advances resulting from drawings under Letters of Credit pursuant to Section 2.03(c), and request the issuance of additional Letters of Credit under this
Section 2.01(c), subject to the foregoing limitations.

      SECTION 2.02 Making the Advances. (a) Except as otherwise provided in
Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be by telephone, confirmed immediately in writing, or electronic mail (containing the Notice of Borrowing as an electronic attachment containing a hand-written signature, confirmed immediately by telephone or telecopier) or telecopier, in substantially the form of EXHIBIT B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advance comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

            (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to
Section 2.09 or 2.10 and (ii) the Term Advances and the Revolving Credit Advances may not be outstanding as part of more than eight separate Borrowings.

            (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

            (d) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section
2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

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

            (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

      SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon submission by the Borrower of a request for an issuance of a Letter of Credit (a "LETTER OF CREDIT REQUEST") in the form of EXHIBIT B-2 hereto given to the Issuing Bank (with a copy to the Administrative Agent), not later than 11:00 A.M. (New York City time) on the third Business Day (or such shorter period agreed to by the Issuing Bank) prior to the proposed date of issuance of such Letter of Credit. Each Letter of Credit Request shall be by telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit. If so required by the Issuing Bank, each Letter of Credit Request shall be accompanied by the Issuing Bank's standard form of application and agreement for Letters of Credit (a "LETTER OF CREDIT AGREEMENT"), provided that in the event of any inconsistency between the terms of such Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall govern and control. If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its reasonable discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least 51% of the Revolving Credit Commitments, the Issuing Bank will, upon the fulfillment of the applicable conditions set forth in Article III, issue such Letter of Credit. All Letters of Credit shall be denominated in U.S. dollars and shall be issued on a sight basis only. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement will govern.

            (b) Letter of Credit Reports. Promptly after the issuance or amendment of any Letter of Credit the Issuing Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such issuance or amendment and if so requested by a Lender, the Administrative Agent shall provide such Lender with copies of such issuance or amendment. The Issuing Bank shall furnish to the Administrative Agent (unless the Issuing Bank shall be the Administrative Agent) by facsimile on the first Business Day of each month, a written report summarizing the aggregate daily Available Amounts for Letters of Credit during the preceding month.

            (c) Letter of Credit Participations; Drawing and Reimbursement. (i) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender (in its capacity under this Section 2.03(c), a "PARTICIPANT") shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant's Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Credit Commitments or the Revolving Credit Lenders' respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Revolving Credit Lenders, as the case may be.

            (ii) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any

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

documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).

            (iii) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant's Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank such Participant's Pro Rata Share of the amount of such payment in same day funds (x) if notified prior to 11:00 A.M. (New York time) on any Business Day, on such Business Day, and (y) if notified at or after 11:00 A.M. (New York time) on any Business Day, on the following Business Day. If such Participant shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Participant on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day. If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Participant agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent such other Participant's Pro Rata Share of any such payment.

            (iv) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

            (v) Upon the request of any Participant, the Issuing Bank shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

      SECTION 2.04 Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal

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

amount of the Term Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

       Date                        Amount
       ----                        ------
September 30, 2007               $2,500,000
December 31, 2007                $2,500,000
March 31, 2008                   $2,500,000
June 30, 2008                    $2,500,000
September 30, 2008               $2,500,000
December 31, 2008                $2,500,000
March 31, 2009                   $2,500,000
June 30, 2009                    $2,500,000;

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

            (b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the account of the Revolving Credit Lenders' Pro Rata Shares on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding, together with all accrued interest and any other sums outstanding under the Loan Documents.

            (c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

            (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit, and the obligations of the Participants to make payments to the Administrative Agent for the account of the Issuing Bank in respect of Letters of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

            (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C RELATED DOCUMENTS");

            (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

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

            (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

            (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

            (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

      SECTION 2.05 Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days' notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term Commitments and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 ($1,000,000 in the case of the Letter of Credit Facility) or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

            (b) Mandatory. (i) From time to time upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Advances then outstanding (after giving effect to any such repayment or prepayment thereof).

            (ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

      SECTION 2.06 Prepayments. (a) Optional. The Borrower may, upon at least three Business Days' prior written notice to the Administrative Agent (received not later than 12:00 Noon (New York City time), stating the proposed date and aggregate principal amount of the prepayment, the Type of Borrowing being prepaid (and whether such Borrowing is a Term Borrowing or a Revolving Credit Borrowing), and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount stated in such notice of the Advances comprising part of the Borrowing specified in such notice (in whole or ratably in part), together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $250,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay amounts owing pursuant to
Section 9.04(c). Each such prepayment of the Term Facility shall be applied pro rata to the installments thereof.

            (b) Mandatory Prepayment of the Advances. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part

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of the same Borrowings and, to the extent there are no further outstanding
Revolving Credit Advances, deposit an amount in the L/C Cash Collateral Account equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Revolving Credit Advances then outstanding plus (y) the aggregate principal amount of Letter of Credit Advances then outstanding plus (z) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

            (ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

            (iii) Prepayments of the Revolving Credit Facility made pursuant to clauses (i) or (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and third deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

            (c) Payments with Interest. All prepayments under subsections (b) and (c) above shall be made together with (i) accrued interest to the date of such prepayment on the principal amount prepaid, and (ii) if any payment of a Eurodollar Rate Advance shall be made other than on the last day of an Interest Period therefor, any amounts owing pursuant to Section 9.04(c).

      SECTION 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, payable in arrears monthly on the first day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

            (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period for such Advance plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

            (b) Default Interest. Upon the occurrence and during the continuance of any Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest ("DEFAULT INTEREST") on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and
(ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other expense reimbursement payable under this Agreement or any other Loan Document to the Administrative Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount

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

shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or
(ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent or the Required Lenders.

            (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period", the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

      SECTION 2.08 Fees. (a) Unused Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, in each case until the Termination Date, payable in arrears monthly on the last day of each month, commencing July 31, 2004, and on the Termination Date in respect of the Revolving Credit Facility, at the rate of 0.40% per annum or, if the average daily Unused Revolving Credit Commitment for such period exceeds 50% of the Revolving Credit Facility at the date of determination, 0.30% per annum on the average daily Unused Revolving Credit Commitment of each Appropriate Lender during such month; provided, however, that any unused commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such unused commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no unused commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

            (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2004, and on the Termination Date, on such Revolving Credit Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin times the daily maximum amount that is, or at any time thereafter may become, available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Upon the occurrence and during the continuance of any Event of Default, the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

            (ii) The Borrower shall pay to the Issuing Bank, for its own account, a fronting fee in respect of each Letter of Credit issued by it, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 2004, and ending on the Termination Date on the daily aggregate Available Amount at the rate of 0.125% per annum. In addition, the Borrower shall pay to the Issuing Bank, for its own account, the Issuing Bank's standard charges with respect to the issuance of, amendment to, payment under and transfer of Letters of Credit and such other fees related to Letters of Credit including but not limited to postage, courier and legal expenses.

            (c) Fees to the Administrative Agent. The Borrower shall pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Fee Letter.

      SECTION 2.09 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (w) if any Conversion of Eurodollar Rate Advances into Base Rate Advances is made other than on the last day of an Interest Period for such Eurodollar Rate Advances, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c), (x) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), (y) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and (z) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and
(iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

            (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

            (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a new Eurodollar Rate Advance with an Interest Period of one month unless the Administrative Agent has received notice from the Borrower not less than three days prior to the last day of the then existing Interest Period.

            (iii) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to the Borrower, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor (or immediately at the option of the Administrative Agent and subject to Section 9.04(c)), Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

      SECTION 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.09(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

            (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

            (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

            (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

      SECTION 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed
(i) if such payment by the Borrower is in respect of principal, interest, unused commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and
(ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with the amount of the Obligations then payable to such Lender Party, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

            (c) All computations of interest and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in all cases for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fees or commissions, as the case may be; provided, however, that, if such extension would cause any payment to be made in the next following calendar month, such payment shall be made on the next preceding Business Day and such adjustment of time shall in such case be reflected in the computation of payment of interest or commitment or letter of credit fees or commissions, as the case may be.

            (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

      SECTION 2.12 Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section
2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "TAXES"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as "OTHER TAXES").

            (c) The Loan Parties shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

            (d) Within 10 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative

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

Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

            (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this
Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

            (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

      SECTION 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, including pursuant to Section 9.05 but other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time

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

or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered, provided, further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this
Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

      SECTION 2.14 Use of Proceeds. The proceeds of the Term Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to refinance certain Existing Debt and pay transaction fees and expenses. The proceeds of the Revolving Credit Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to provide working capital for the Borrower and the Restricted Subsidiaries, to refinance certain Existing Debt not fully repaid with the Term Advances, to pay Transaction fees and expenses and for other general corporate purposes of the Borrower, the Subsidiary Guarantors and the Parent Guarantor.

      SECTION 2.15 Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term Note, as applicable, in substantially the form of EXHIBITS A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

            (b) The Register maintained by the Administrative Agent pursuant to
Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of

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

Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party's share thereof.

            (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

      SECTION 2.16 Extension of Termination Date. (a) At least 30 days and no sooner than 60 days prior to the Termination Date in respect of the Revolving Credit Facility, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Revolving Credit Commitments and Letter of Credit Commitments then outstanding, a single one-year extension of the Termination Date in respect of the Revolving Credit Facility. The Administrative Agent shall promptly notify each Lender of such request, and the Termination Date in respect of the Revolving Credit Facility in effect at such time shall, effective as at the Termination Date in respect of the Revolving Credit Facility (the "EXTENSION DATE") and subject to the conditions set forth in this Section 2.16, be extended for an additional one year period; provided, that on the Extension Date, the following statements shall be true in all material respects and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a duly authorized officer of the Borrower, dated the Extension Date, stating that: (i) the representations and warranties contained in the Loan Documents are true and correct on and as of the Extension Date, and (ii) no Default has occurred and is continuing or would result from such extension. In the event that an extension is effected pursuant to this
Section 2.16, the aggregate principal amount of all Revolving Credit Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the "Termination Date" shall refer to the Termination Date in respect of the Revolving Credit Facility as so extended.

            (b) The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders an extension fee in an amount equal to 0.25% of the total Revolving Credit Commitments then outstanding, payable on the Extension Date.

                                  ARTICLE III

                    CONDITIONS OF EFFECTIVENESS, LENDING AND
                         ISSUANCES OF LETTERS OF CREDIT

      SECTION 3.01 Conditions Precedent to Effectiveness. Article II of this Agreement shall become effective on the date (the "CLOSING DATE") when the Administrative Agent shall have received counterparts of this Agreement executed by the parties hereto and when, and only when, each of the following conditions precedent shall have been satisfied (such date not to be later than July 30, 2004):

            (a) The Administrative Agent and Lead Arranger shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Lead Arranger (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

                  (i) Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to Section 2.15.

                  (ii) the Pledge Agreement, duly executed by each Loan Party, together with:

                        (A) certificates, if any, representing the Pledged
                  Equity referred to therein, to the extent not previously delivered to the Administrative Agent, accompanied by undated stock powers executed in blank, and instruments evidencing the Pledged Debt, if any, indorsed in blank,

                        (B) proper financing statements in form appropriate for
                  filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Collateral Documents, covering the Collateral described in the Pledge Agreement,

                        (C) completed requests for information, dated on or
                  before the Closing Date and all other effective financing statements filed in the jurisdictions referred to in clause
                  (B) above that name any Loan Party or any of its Subsidiaries as debtor, together with copies of such other financing statements,

                        (D) evidence of the completion of all other recordings
                  and filings of or with respect to the Pledge Agreement that the Administrative Agent and the Lead Arranger may deem necessary or desirable in order to perfect and protect the Liens created thereby,

                        (E) executed termination statements (Form UCC-3 or a
                  comparable form), in proper form to be duly filed on the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent and the Lead Arranger may deem desirable in order to terminate existing Liens on the Collateral described in the Pledge Agreement, and

                        (F) evidence that all other action that the
                  Administrative Agent and the Lead Arranger may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Pledge Agreement has been taken.

                  (iii) Certified copies of the resolutions of the board of
            directors (or persons performing similar functions) of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, limited partnership or limited liability company action and governmental approvals, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party and of the transactions contemplated hereby.

                  (iv) A copy of a certificate of the Secretary of State (or equivalent governmental authority) of the jurisdiction of organization of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, in each case listing the charter of each Loan Party and each amendment thereto on file in such office and certifying that

            (A) such charter is a true and correct copy thereof, (B) such amendments are the only amendments to such charter (or similar organizational documents) on file in his office, (C) such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (D) such Person is duly organized and in good standing under the laws of the state of the jurisdiction of its organization.

                  (v) A copy of a certificate of the Secretary of State (or the equivalent governmental authority) of the states listed on SCHEDULE 3.01(a)(v), dated reasonably near the date of the Initial Extension of Credit, with respect to each Loan Party as listed on SCHEDULE 3.01(a)(v), stating that such Person is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such states and has filed all annual reports required to be filed to the date of such certificate.

                  (vi) A certificate of each Loan Party, signed on behalf of each such Person by its Vice-President/Chief Financial Officer and its Secretary, dated the date of the Initial Extension of Credit (the statements made in such certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter (or similar organizational document) of such Person since the date of the Secretary of State's (or equivalent governmental authority's) certificate referred to in Section 3.01(a)(vii), (B) a true and correct copy of the bylaws (or similar organizational document) of such Person as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation and good standing or valid existence of such Person as a corporation, limited partnership or limited liability company organized under the laws of the jurisdiction of its organization and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the completeness and accuracy of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

                  (vii) A certificate of the Secretary of each Loan Party
            certifying the names and true signatures of the officers of such Persons authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                  (viii) Such financial, business and other information
            regarding each Loan Party and its Subsidiaries as the Administrative Agent and the Lead Arranger shall have reasonably requested upon reasonable notice in advance of the Initial Extension of Credit, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated June 30, 2003 of the Parent Guarantor and its Subsidiaries on a Consolidated basis, interim financial statements of the Parent Guarantor and its Subsidiaries on a Consolidated basis dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties' due diligence review reveals material changes since such financial statements, as of a later date within 45 days prior to the Initial Extension of Credit), annual financial statements as to the Borrower and its Subsidiaries on a Consolidated basis and as to each Operating Subsidiary, in each case dated as of June 30, 2003 and interim financial statements as to the Borrower and its Subsidiaries on a Consolidated basis and as to each Operating Subsidiary, in each case dated as of March 31, 2004.

                  (ix) Certificates in substantially the form of EXHIBITS H-1 and H-2 hereto, respectively, attesting to the Solvency of the Parent Guarantor and its Subsidiaries on a Consolidated basis, the Borrower and its Subsidiaries on a Consolidated basis and each Operating Subsidiary after giving effect to the Transaction and the other transactions contemplated hereby, from the Chief Financial Officer of the Parent and of the Borrower, as appropriate.

                  (x) Evidence of insurance naming the Administrative Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Administrative Agent and the Lead Arranger, including, without limitation, that required by SCHEDULE 3.01(a)(x) hereto, business interruption insurance, product liability insurance, windstorm insurance and directors and officers insurance.

                  (xi) A title search dated not less than 30 days prior to the
            Closing Date, prepared by a title search or abstract company reasonably satisfactory to the Administrative Agent, (A) confirming record ownership of each of the Borrower Properties by the Loan Party identified as the owner thereof on SCHEDULE 4.01(s) hereto and
            (B) showing no Liens other than Permitted Liens.

                  (xii) Favorable opinions of Akerman, Senterfitt & Eidson, P.A.
            and Paul, Hastings, Janofsky & Walker LLP, special counsel for the Loan Parties, in substantially the form of EXHIBITS F-1 and F-2.

                  (xiii) A duly executed payoff letter from the administrative agent under the Existing Agreement.

            (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and its Subsidiaries taken as a whole, (ii) could have a Material Adverse Effect or (iii) purports to affect the legality, validity or enforceability of the Transaction or any Transaction Document or the consummation of the transactions contemplated by the Transaction Documents.

            (c) All governmental and third party consents and approvals necessary in connection with the Transaction and the other transactions contemplated by the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Administrative Agent and the Lead Arranger) and shall remain in effect; all applicable waiting periods in connection with the Transaction and the other transactions contemplated by the Transaction Documents shall have expired without any action having been taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Administrative Agent and the Lead Arranger, in each case, that restrains, prevents or imposes materially adverse conditions upon the Transaction and the other transactions contemplated by the Transaction Documents or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

            (d) Before giving effect to the Transaction and the other transactions contemplated by this Agreement, there shall not have occurred
      (i) on or prior to March 31, 2004, any change, occurrence or development that could, in the opinion of the Administrative Agent and the Lead

      Arranger, have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent Guarantor and its Subsidiaries taken as a whole or any of the Subsidiary Guarantors since June 30, 2003 which has occurred or become known to the Administrative Agent and the Lead Arranger, (ii) any material adverse change in or material disruption of conditions in the financial, banking or capital markets with catastrophic effect from those in effect as of March 31, 2004, and which has occurred and is continuing and which the Administrative Agent and the Lead Arranger, in their respective reasonable discretion, deem material in connection with the Facilities, and (iii) any event, circumstance or information or matter which in the Administrative Agent and the Lead Arranger' judgment is inconsistent in a material and adverse manner with any event, circumstance or information or other matter disclosed to the Administrative Agent and the Lead Arranger by the Borrower prior to March 31, 2004.

            (e) The Restructuring shall have been consummated.

      SECTION 3.02 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

            (a) The Administrative Agent and Lead Arranger shall have received on or before the Initial Extension of Credit, in form and substance satisfactory to the Administrative Agent and the Lead Arranger, a Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

            (b) All accrued fees and expenses of the Secured Parties (including the accrued fees and expenses of counsel to the Administrative Agent and the Lead Arranger and of local counsel to the Lender Parties) shall have been paid.

      SECTION 3.03 Condition Precedent to Term Borrowing. The obligation of each Term Lender to make a Term Advance on or prior to the Term Funding Date is subject to the satisfaction of the conditions set forth in Section 3.02, the condition that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties and the delivery of evidence reasonably satisfactory to the Administrative Agent that all Existing Debt, including, without limitation, the Subordinated Notes, the Subordinated Guaranty, and all amounts outstanding under the Existing Agreement, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated, including, without limitation, the following:

            (a) a payoff letter in the form of Exhibit I hereto (the "PAYOFF LETTER"), duly executed by an authorized officer of The Bank of New York, specifying an amount (the "PAYOFF AMOUNT"), which Payoff Amount shall not exceed the sum of the Term Commitments plus the Unused Revolving Credit Commitments, to be deposited into an account specified in the Payoff Letter (the "PAYOFF ACCOUNT") of The Bank of New York, as trustee for the holders of the Subordinated Notes (the "TRUSTEE"),

            (b) a satisfaction and discharge letter in the form of Exhibit A to
      Exhibit I hereto (the "SATISFACTION AND DISCHARGE"), duly executed by an authorized officer of The Bank of New York, to be held by the Administrative Agent in accordance with the terms of the Payoff Letter,

            (c) a certificate of the Parent Guarantor, signed on behalf of the Parent Guarantor by its Vice-President/Chief Financial Officer, stating that all conditions to the issuance by The Bank of New York of the Satisfaction and Discharge have been satisfied other than the wiring of the Payoff Amount on the date of the Term Borrowing to the Payoff Account specified in the Payoff Letter, and

            (d) directions in writing by the Borrower to the Administrative Agent to wire the Payoff Amount directly to the Payoff Account.

      SECTION 3.04 Conditions Precedent to Each Borrowing and Issuance and any Extension. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) and, if requested by the Borrower, the extension of the Termination Date pursuant to Section 2.16, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or extension:

            (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or the Issuing Bank a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing or issuance or extension, stating that:

            (i) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance or extension and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or extension (subject to the updating of the Schedules with such information that would not otherwise reflect a Default); and

            (ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or extension or from the application of the proceeds therefrom; and

            (b) other than with respect to the Term Advance, the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

      SECTION 3.05 Determinations Under Section 3.01, 3.02 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.03, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party's ratable portion of such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

            (a) Each Loan Party (i) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Subsidiary Guarantors and the Borrower have been validly issued, are fully paid and non-assessable, and are owned by the Persons in the amounts specified on SCHEDULE 4.01(a) hereto free and clear of all Liens, except with respect to the non-managing general partner interest in BRHCLP, as to which no representation is being made, and those created under the Collateral Documents.

            (b) Set forth on SCHEDULE 4.01(b) hereto is a complete and accurate list of Subsidiaries of the Parent Guarantor (including the Borrower), showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class of its Equity Interests owned (directly or indirectly) by the Loan Party or other Person indicated on such SCHEDULE and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof, and indicating as to each Subsidiary whether such Subsidiary is a Domestic Subsidiary, Foreign Subsidiary, Restricted Subsidiary or Non-Controlled Subsidiary, as applicable. All of the outstanding Equity Interests in each such Subsidiary owned by a Loan Party have been validly issued, are fully paid and non-assessable. All of the outstanding Equity Interests in each such Subsidiary owned by a Loan Party are owned by such Loan Party designated on SCHEDULE 4.01(b) free and clear of all Liens, except those created under the Collateral Documents. Each Restricted Subsidiary (i) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company, as the case may be, in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All Equity Interests in the Restricted Subsidiaries (other than the Equity Interests of any Non-Controlled Subsidiary in BRHCLP) and the Borrower have been pledged to the Administrative Agent for the benefit of the Secured Parties, and the Operating Subsidiaries own either in fee or pursuant to a ground lease, collectively, the Borrower Properties.

            (c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party and the other transactions contemplated by the Transaction Documents, are within such Loan Party's powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party's charter, bylaws, partnership agreement, limited liability company operating or members agreement or similar organizational documents or agreements, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of the Restricted Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of the Restricted Subsidiaries. No Loan Party is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (including, without limitation, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities) or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

            (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction or the other transactions contemplated by the Transaction Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on SCHEDULE 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction or the transactions contemplated by the Transaction Documents have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction and the other transactions contemplated by the Transaction Documents or the rights of the Loan Parties freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

            (e) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

            (f) (i) (w) The Consolidated balance sheet of the Parent Guarantor and its Subsidiaries at June 30, 2003 and the related Consolidated statements of income and cash flow of the Parent Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, (x) the Consolidated balance sheet of the Parent Guarantor and its Subsidiaries at June 30, 2004, and the related Consolidated statements of income and cash flow of the Parent Guarantor and its Subsidiaries for the nine months then ended, (y) the Consolidated balance sheet of the Borrower and its Subsidiaries at June 30, 2004 and the related Consolidated statements of income and cash flow for the twelve months then ended, and (z) the balance sheets of each of the Operating Subsidiaries at June 30, 2004 and the related statements of income and cash flow for the twelve months then ended, in each case duly certified by the Chief Financial Officer or Chief Accounting Officer of the Parent Guarantor, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of the unaudited statements referred to in clauses (i)(x), (i)(y) and (i)(z), to year-end audit adjustments, the Consolidated financial condition of the Parent Guarantor and its Subsidiaries, the Borrower and its Subsidiaries and of each of the Operating Subsidiaries at such dates and the Consolidated results of the operations of the Parent Guarantor and its Subsidiaries, the Borrower and its Subsidiaries and of each of the Operating Subsidiaries for the periods ended on such dates, respectively, all in accordance with generally accepted accounting principles applied on a consistent basis.

            (ii) Since June 30, 2003, there has not occurred any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent Guarantor and its Subsidiaries taken as a whole, the Borrower and its Subsidiaries taken as a whole or any of the Operating Subsidiaries.

            (g) Neither the Indenture nor any other information, exhibit or report (excluding any financial projections) furnished by or on behalf of any Loan Party to any Secured Party, taken as a whole, in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which such information was provided and on the date of the Closing Date.

            (h) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party, including any Environmental Action, pending or, to the best knowledge of the Borrower, threatened before any court, governmental agency or arbitrator against any Loan Party or the Group Properties that (A) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction or (B) could reasonably be expected to have a Material Adverse Effect.

            (i) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

            (j) The Collateral Documents create a valid and perfected first priority security interest in the Collateral securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken and are in full force and effect. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created under the Loan Documents.

            (k) No Loan Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

            (l) The Loan Parties, individually, and the Borrower and the Restricted Subsidiaries, taken as a whole, are Solvent.

            (m) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

            (ii) Except as otherwise set forth on SCHEDULE 4.01(m)(ii) hereto, as of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section

      302(d)(8) of ERISA, of each Plan exceeds 90% and there has been no material adverse change in the funding status of any such Plan since such date.

            (iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

            (iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

            (v) Except as set forth in the financial statements referred to in this Section 4.01 and in Section 5.03, the Loan Parties and their respective Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

            (vi) Set forth on SCHEDULE 4.01(m)(vi) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

            (vii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series), if any, for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and except as otherwise set forth on SCHEDULE 4.01(m)(ii) hereto, since the date of such Schedule B there has been no material adverse change in such funding status.

            (n) (i) The operations and properties of the Parent Guarantor, the Borrower and the Restricted Subsidiaries comply with all applicable Environmental Laws and Environmental Permits except (A) with respect to any non-compliance existing as of the Closing Date, as disclosed in writing to Administrative Agent prior to the Closing Date and (B) such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $100,000 in the aggregate. All past claims of non-compliance with such Environmental Laws and Environmental Permits have been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (x) form the basis of an Environmental Action against any of the Parent Guarantor, the Borrower and the Restricted Subsidiaries or any of their properties that could have a Material Adverse Effect or (y) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

            (ii) None of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party, except, in each case, where the non-compliance with the foregoing could not reasonably be expected to have a Material Adverse Effect.

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            (iii) No Loan Party is undertaking or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party.

            (o) (i) Each Loan Party has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

            (ii) Set forth on SCHEDULE 4.01(o) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party for which federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "OPEN YEAR").

            (iii) There is no unpaid amount, as of the date hereof, of adjustments to the federal income tax liability of each Loan Party proposed by the Internal Revenue Service with respect to Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (iv) There is no unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and the Restricted Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to federal income tax returns, if any). No issues have been raised by such taxing authorities that, in the aggregate, could have a Material Adverse Effect.

            (v) All documentary stamp and intangible and similar taxes owing in respect of any of the Loan Documents or which may come due under any contingency have been paid to the applicable taxing authority.

            (p) Neither the business nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of a public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

            (q) Set forth on SCHEDULE 4.01(q) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

            (r) Set forth on SCHEDULE 4.01(r) hereto is a complete and accurate list of all Surviving Debt which, in each individual instance, is in a principal amount in excess of $1,000,000, as shown on the balance sheets of the Parent Guarantor, the Borrower and the Restricted Subsidiaries as of June 30, 2004 previously delivered to the Administrative Agent, which schedule shows in each case the principal amount outstanding, the maturity date of such Surviving Debt and the amortization schedule (if any) therefor.

            (s) Set forth on SCHEDULE 4.01(s) hereto is a complete and accurate list of all real property owned by the the Borrower and the Restricted Subsidiaries, showing as of the date

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      hereof the street address, county or other relevant jurisdiction, state and record owner thereof. The Borrower and each of the Restricted Subsidiaries has good, marketable and insurable fee simple (or a leasehold interest, in the case of Bahia Mar) title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

            (t) Set forth on SCHEDULE 4.01(t) hereto is a complete and accurate list of all leases of real property under which the Borrower or any of the Restricted Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms and no material default of the Borrower or any Restricted Subsidiary exists thereunder.

            (u) Set forth on SCHEDULE 4.01(u) hereto is a complete and accurate list of all Investments (exclusive of intercompany investments among the Borrower and the Restricted Subsidiaries) in the amount of $500,000 or more held by the Borrower or any of the Restricted Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

            (v) Set forth on SCHEDULE 4.01(v) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of the Restricted Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

            (w) As of the Closing Date, the Liens described on the UCC searches delivered by the Borrower constitute a complete and accurate list of all Liens on the property or assets of the Borrower or any of the Restricted Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Borrower or such Restricted Subsidiary subject thereto.

            (x) The Transaction is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. Section 1601, et seq.).

            (y) No Insolvency Proceeding has ever been initiated or threatened against the Borrower or any other Loan Party.

            (z) No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. None of the Borrower or any of the other Loan Parties is in default under or with respect to any Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

            (aa) All necessary and required franchises, licenses, authorizations, registrations, permits and approvals for the use and occupancy of each of the Borrower Properties have been obtained from all governmental authorities having jurisdiction over such Collateral so as to permit the operation of each such Borrower Property as herein contemplated.

            (bb) The Operating Subsidiaries hold good and marketable fee simple title or, to the extent acceptable to the Administrative Agent in accordance with this Agreement, a valid leasehold interest, to each of the Borrower Properties, free and clear of all liens, claims, assessments, encumbrances and rights of others other than the Permitted Liens.

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            (cc) No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of the restrictions set forth in Section 402(a) of Sarbanes-Oxley.

            (dd) To the best knowledge of the Parent Guarantor, there exists no Debt of the Non-Controlled Subsidiaries (other than Debt with respect to which BRHCLP is also an obligor), except as otherwise set forth on
      SCHEDULE 4.01(dd) hereto, which Schedule shows the obligor and the principal amount outstanding thereunder.

                                   ARTICLE V

                          COVENANTS OF THE LOAN PARTIES

      SECTION 5.01 Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under or in respect of any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment hereunder:

            (a) Compliance with Laws, Etc. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, comply with all applicable federal, state and local laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Sarbanes-Oxley, the Patriot Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however, that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such non-compliance would not reasonably be expected to have a Material Adverse Effect.

            (b) Payment of Taxes, Etc. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, pay and discharge, before the same shall become delinquent, (i) all material taxes, material assessments and material governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property which is not otherwise permitted hereunder; provided, however, that neither the Parent Guarantor, the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

            (c) Compliance with Environmental Laws. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (other than any non-compliance that would not (if enforced in accordance with applicable law) result in liability to the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries in the amount in excess of $100,000 and is not, by applicable law, required to be reported to any governmental authority); (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

            (d) Maintenance of Insurance. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain insurance including, without limitation, business interruption

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

      insurance and directors and officers insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

            (e) Preservation of Corporate Existence, Etc. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, preserve and maintain (i) its existence (corporate or otherwise) and rights (charter and statutory) and (ii) in each case to the extent material to its business or operations, its permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

            (f) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, each Loan Party shall, and shall cause its Restricted Subsidiaries to, permit the Administrative Agent or any of the Lender Parties or the Administrative Agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, the Loan Parties, and visit the properties of, the Borrower and its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party with any of their officers or directors and with their independent certified public accountants.

            (g) Keeping of Books. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party in accordance with generally accepted accounting principles in effect from time to time.

            (h) Maintenance of Properties, Etc. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, maintain and preserve all of its properties that are reasonably required in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (i) Transactions with Affiliates. Each Loan Party shall, and shall cause the Restricted Subsidiaries to, conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and not less favorable to such Loan Party than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that this Section 5.01(i) shall not apply to the Management Contracts.

            (j) Covenant to Guarantee Obligations and Give Security. (y) Upon the formation or acquisition of any new direct or indirect Subsidiary by the Borrower other than a Non-Controlled Subsidiary (any such formation or acquisition, a "NEW GUARANTOR EVENT") or (z) in the event the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries shall have become the controlling general partner of any Subsidiary that until such event had qualified as a Non-Controlled Subsidiary (a "NEW COLLATERAL EVENT"; any former Non-Controlled Subsidiary described in this clause (z), together with any new Subsidiary described in clause (y), a "QUALIFYING SUBSIDIARY"), then in each case at the Borrower's expense, the Borrower shall:

                  (i) in connection with any New Guarantor Event with respect to which the Qualifying Subsidiary is not a CFC or held directly or indirectly by a CFC, within 10 days after such New Guarantor Event, cause each such Qualifying Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement,

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

                  (ii) within 10 days after any New Guarantor Event or New
            Collateral Event, furnish to the Administrative Agent an update of SCHEDULES 4.01(s), (t), (u) and (v) hereof,

                  (iii) within 15 days after any New Guarantor Event or New
            Collateral Event, duly execute and deliver, and cause each Loan Party (including any Qualifying Subsidiary referred to in clause
            (j)(y) above (which shall be required to become a Loan Party pursuant to clause (j)(i) above), but excluding any Qualifying Subsidiary referred to in clause (j)(z) above (which shall be a Restricted Subsidiary but shall not constitute a Loan Party)) to duly execute and deliver, to the Administrative Agent such additional pledge agreements, assignments, pledge agreement supplements, security agreements or security agreement supplements as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all Equity Interests in each Qualifying Subsidiary owned by any Loan Party and all Security Collateral and Account Collateral owed by any Qualifying Subsidiary referred to in clause (j)(y) above; provided, however, that (x) the stock of any Qualifying Subsidiary held by a CFC shall not be pledged in favor of the Secured Parties and (y) in the case of Equity Interests in a Qualifying Subsidiary that is a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

                  (iv) within 30 days after any New Guarantor Event or New
            Collateral Event, take, and cause each Loan Party and each Qualifying Subsidiary (other than any Qualifying Subsidiary that is a CFC or a Qualifying Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the Equity Interests, Security Collateral and Account Collateral purported to be subject to the pledge agreements, pledge agreement supplements, assignments, security agreements and security agreement supplements delivered pursuant to Subsection 5.01(j)(iii), enforceable against all third parties in accordance with their terms,

                  (v) within 60 days after any New Guarantor Event or New
            Collateral Event, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent (1) as to the matters contained in clauses (i), (iii) and (iv) above, stating that such guaranties, guaranty supplements, pledge agreements, pledge agreement supplements, assignments, security agreements and security agreement supplements are legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (2) as to the matters contained in clause (iv) above, stating that such filings, notices, endorsements and other actions are sufficient to create valid perfected Liens on such Equity Interests, Security Collateral and Account Collateral and (3) addressing such other matters as the Administrative Agent may reasonably request, and

                  (vi) at any time and from time to time, promptly execute and deliver, and cause each Loan Party to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party to take, all such other action as the

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

            Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledge agreements, pledge agreement supplements, assignments, security agreements and security agreement supplements.

            (k) Further Assurances. (i) The Loan Parties shall promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

            (ii) Promptly upon request by the Administrative Agent, or any Lender Party through the Administrative Agent, the Loan Parties shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party's or any of the Restricted Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent and the Lender Parties the rights granted or now or hereafter intended to be granted to the Administrative Agent and the Lender Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of the Restricted Subsidiaries is or is to be a party.

            (l) Performance of Related Documents and Material Agreements. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, perform and observe all of the terms and provisions of each Related Document and Material Agreement to be performed or observed by it, maintain each such Related Document (or any replacement of any Franchise Agreement on customary market terms) and Material Agreement in full force and effect, enforce such Related Document and Material Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, the Borrower and the Restricted Subsidiaries shall make to each other party to each such Related Document and Material Agreement such demands and requests for information and reports or for action as the Borrower or any such Restricted Subsidiary is entitled to make under such Related Document and Material Agreement.

            (m) Compliance with Terms of Leaseholds. The Borrower and the Restricted Subsidiaries shall make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of the Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

            (n) Maintenance of Bank Accounts. The Borrower and the Restricted Subsidiaries shall maintain bank accounts and a cash management system for blocked accounts acceptable to the Administrative Agent and, upon an Event of Default, lockbox accounts.

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            (o) Interest Rate Protection Agreements. The Borrower shall purchase interest rate caps or fixed rate swaps on the amount of Total Funded Debt that accrues interest at a variable rate ("VARIABLE RATE DEBT") in excess of $250,000,000 on a basis acceptable to the Administrative Agent. For purposes of this Section 5.01(o), any Debt of the Parent Guarantor, the Borrower or the Restricted Subsidiaries that accrues interest at a variable rate but for which the Parent Guarantor, the Borrower or the Restricted Subsidiaries has purchased an interest rate cap or a fixed rate swap shall not be deemed Variable Rate Debt.

            (p) Maintain Solvency. Each Loan Party and each Restricted Subsidiary shall remain, at all times, Solvent.

            (q) Redemption of the Subordinated Notes. Within 20 days after the Closing Date, the Parent Guarantor shall deliver a written notice to The Bank of New York, as trustee under the Indenture (with a copy to the Administrative Agent), instructing such trustee to issue a notice of redemption of the Subordinated Notes to the holders thereof in accordance with the terms of the Indenture.

      SECTION 5.02 Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under or in respect of any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment hereunder:

            (a) Liens, Etc. The Parent Guarantor shall not, at any time, create, incur, assume or suffer to exist, or permit its Subsidiaries (other than the Non-Controlled Subsidiaries) to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent Guarantor or any of its Subsidiaries (other than the Non-Controlled Subsidiaries) as debtor, or sign or suffer to exist, or permit its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit its Subsidiaries (other than the Non-Controlled Subsidiaries) to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

                  (i) Liens created under the Loan Documents;

                  (ii) Permitted Liens;

                  (iii) Liens on the FF&E (including, without limitation,
            purchase money liens on FF&E) arising in the ordinary course of business;

                  (iv) any leases of FF&E, subject to the limit on Capitalized
            Leases set forth in subsection (b) below,

                  (v) Liens existing on the date hereof and described on
            SCHEDULE 5.02(a)(v) hereto; provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Debt secured thereby is not increased;

                  (vi) Liens arising in connection with Capitalized Leases
            permitted under Section 5.02(b)(iii); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

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

                  (vii) Liens securing Indebtedness permitted under Section
            5.02(b)(iii)(H) or Liens against the Boca Raton Resort & Club securing the Permitted Boca Mortgage Debt;

                  (viii) the replacement, extension or renewal of any Lien
            permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and

                  (ix) the filing of financing statements solely as a
            precautionary measure in connection with operating leases.

            (b) Debt. The Parent Guarantor shall not, at any time, create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Non-Controlled Subsidiaries) to create, incur, assume or suffer to exist, any Debt, except:

                  (i) (A) in the case of the Parent Guarantor, Debt in respect of Hedge Agreements permitted under Section 5.01(o), and

                        (B) Debt owed to any Subsidiary other than a Restricted
                  Subsidiary or a Non-Controlled Subsidiary which Debt is expressly subordinated to the Obligations hereunder (such subordination shall be satisfactory to the Administrative Agent in its sole discretion) and otherwise on terms acceptable to the Administrative Agent;

                  (ii) in the case of the Parent Guarantor, the Borrower or any
            Restricted Subsidiary, Debt owed to the Parent Guarantor, the Borrower or a Restricted Subsidiary, provided that, in each case, such Debt (x) shall, in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) is expressly subordinated to the Obligations hereunder (such subordination shall be satisfactory to the Administrative Agent in its sole discretion) and otherwise on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent and such promissory notes shall, in the case of Debt owed to a Loan Party, be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Administrative Agent pursuant to the terms of the Pledge Agreement;

                  (iii) in the case of the Parent Guarantor and its Subsidiaries
            (other than the Non-Controlled Subsidiaries),

                        (A) Debt under the Loan Documents,

                        (B) Prior to the date of the Term Borrowing, the
                  Subordinated Notes and Debt under the Subordinated Guaranty,

                        (C) Capitalized Leases not to exceed, together with Debt
                  permitted under Section 5.02(b)(iii)(D), $2,000,000 with respect to each Group Property at any time outstanding and $8,000,000 for the Group Properties in the aggregate at any time outstanding,

                        (D) Debt secured by Liens permitted by Section
                  5.02(a)(iii) not to exceed, together with Debt permitted under
                  Section 5.02(b)(iii)(C), $2,000,000

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

                  with respect to each Group Property at any time outstanding and $8,000,000 for the Group Properties in the aggregate at any time outstanding,

                        (E) Endorsement of negotiable instruments for deposit or
                  collection or similar transactions in the ordinary course of business,

                        (F) (x) the Surviving Debt, and (y) any Debt extending
                  the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided, that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate,

                        (G) Debt under any Customary Carve-Out Agreement;

                        (H) Non-Recourse Debt incurred in connection with any
                  acquisition of real property and any related assets by the Parent Guarantor or one of its Subsidiaries (other than the Borrower or the Restricted Subsidiaries) after the Closing Date, provided that the following conditions are satisfied:

                              (i) immediately before and after giving effect (on
                        a pro forma basis) to such incurrence, the Parent Guarantor and the Borrower shall be in compliance with
                        Section 5.05,

                              (ii) the Administrative Agent shall have received
                        not later than 10 days prior to such the incurrence of such Debt in an aggregate principal amount in excess of $15,000,000, a certificate executed by an officer of the Parent Guarantor confirming such pro forma compliance with the financial covenants set forth in Section 5.05
                        (a) and (b), together with the calculations necessary to demonstrate such pro forma compliance, and

                              (iii) no Default has occurred and is continuing at
                        the time such Debt is incurred or would result therefrom;

                        (I) unsecured Debt of the Parent Guarantor or Permitted
                  Boca Mortgage Debt in an aggregate principal amount not to exceed $200,000,000; provided that the following conditions are satisfied:

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                              (i) the terms and conditions of such Permitted
                        Boca Mortgage Debt shall be reasonably satisfactory to the Administrative Agent,

                              (ii) immediately before and after giving effect
                        (on a pro forma basis) to such incurrence, the Parent Guarantor and the Borrower shall be in compliance with
                        Section 5.05,

                              (iii) the Administrative Agent shall have received
                        not later than 10 days subsequent to such the incurrence of such Debt, a certificate executed by an officer of the Parent Guarantor confirming such pro forma compliance with the financial covenants set forth in
                        Section 5.05 (a) and (b), together with the calculations necessary to demonstrate such pro forma compliance,

                              (iv) no Default has occurred and is continuing at
                        the time such Debt is incurred or would result therefrom,

                              (v) in the case of the incurrence of Permitted
                        Boca Mortgage Debt, the Administrative Agent and the lenders of such Permitted Boca Mortgage Debt shall have entered into an Intercreditor Agreement, and

                              (vi) in the case of the incurrence of Permitted
                        Boca Mortgage Debt, concurrently with any such incurrence, the Administrative Agent shall release BRHCLP and its Subsidiaries from the Guaranty and the Equity Interests in BRHCLP and its Subsidiaries from the Liens of the Pledge Agreement, and from and after the date of such release BRHCLP and such Subsidiaries shall remain Restricted Subsidiaries but shall not be Loan Parties hereunder; and

                        (J) declared dividends (including, without limitation,
                  declared special dividends and declared recurring dividends) comprising Debt pursuant to clause (g) of the definition thereof, but only to the extent payment of such dividends is not prohibited under Section 5.02(g); and

                  (iv) in the case of Subsidiaries of the Parent Guarantor that are not Restricted Subsidiaries or Operating Subsidiaries, Debt owed to the Parent Guarantor or any other Subsidiary of the Parent Guarantor.

            (c) Change in Nature of Business. The Borrower shall not make, and shall not permit any of the Restricted Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

            (d) Mergers, Etc. The Borrower shall not merge into or consolidate the Restricted Subsidiaries or the Operating Subsidiaries with any Person or permit any Person to merge into the Borrower, the Restricted Subsidiaries or the Operating Subsidiaries, or permit any of the Restricted Subsidiaries or the Operating Subsidiaries to do so; except that: (i) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that (A) the Person surviving such merger shall be a wholly-owned Restricted Subsidiary and (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing;
      (ii) any Restricted Subsidiary may be merged into the Borrower or

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

      any other wholly-owned Restricted Subsidiary, provided that the Person surviving such merger shall be the Borrower or, if the Borrower shall not be a party to such merger, any wholly-owned Restricted Subsidiary and (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing; and (iii) Subsidiaries of BRHCLP may be merged with other wholly-owned Subsidiaries of BRHCLP or into BRHCLP, provided, that BRHCLP shall be the surviving entity of any merger into BRHCLP.

            (e) Sales, Etc., of Assets. The Borrower shall not sell, lease, transfer or otherwise dispose of, or permit any of the Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

                  (i) the sale of inventory in the ordinary course of its
            business;

                  (ii) sales or trade-ins of used equipment for fair value in the ordinary course of business for like assets or cash in an aggregate amount for all of the Borrower Properties not to exceed $500,000 in any Fiscal Year;

                  (iii) the sale of the whole (and not less than the whole) of not more than two Borrower Properties (excluding the Boca Raton Resort & Club) or the Equity Interests in any Restricted Subsidiaries owning any two Borrower Properties (excluding the Boca Raton Resort & Club), upon and subject to satisfaction of each of the following conditions as determined in good faith by the Administrative Agent:

                        (A) the purchase price paid to the Parent Guarantor, the
                  Borrower or any of the Restricted Subsidiaries for such Borrower Property or Properties shall be no less than the fair market value of such Property or Properties at the time of such sale;

                        (B) at least 75% of the purchase price paid for such
                  Borrower Property or Properties shall be paid to the Parent Guarantor, the Borrower or such Restricted Subsidiary solely in cash;

                        (C) each Guarantor shall have executed and delivered to
                  the Administrative Agent such documents in form and substance satisfactory to the Lenders as are necessary to reaffirm the continued effectiveness and enforceability of the Guaranties following such sale;

                        (D) no Default shall then exist as a result of such sale
                  or shall occur;

                        (E) the Borrower shall reimburse the Administrative
                  Agent for all reasonable costs and expenses (including, without limitation, attorneys' fees) which the Administrative Agent incurs in connection with any sale hereunder;

                        (F) the Loan Parties shall deliver such additional
                  documents as Administrative Agent may reasonably request to evidence such Loan Parties' acknowledgment of their continuing obligations under the Loan Documents; and

                        (G) in the case of the sale of a Restricted Subsidiary
                  owning a Borrower Property (excluding the Boca Raton Resort &
                  Club), the Administrative Agent shall, concurrently with such sale, release such Restricted

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

                  Subsidiary from the Guaranty and the Equity Interests of such Restricted Subsidiary from the Liens of the Pledge Agreement;

                  (iv) the Permitted Boca Land Sales;

                  (v) sales to the Borrower or any other wholly-owned Restricted
            Subsidiary that is a Loan Party, and sales by Subsidiaries of BRHCLP to other wholly-owned Subsidiaries of BRHCLP or to BRHCLP;

                  (vi) any right to purchase, lease or otherwise acquire such assets that is contingent upon the full and complete satisfaction of all Obligations, the termination of all Commitments and the cancellation or termination or all outstanding Letters of Credit under the Loan Documents.

            (f) Investments in Other Persons. The Borrower shall not make or hold, or permit any of the Restricted Subsidiaries to make or hold, any Investment in any Person, except:

                  (i) (A) Equity Investments in Loan Parties outstanding on the date hereof and (B) additional equity Investments in Loan Parties and in BRHCLP, if not a Loan Party;

                  (ii) Investments by the Borrower and the Restricted
            Subsidiaries in demand deposit accounts maintained in the ordinary course of business with any Person of the type referred to in clause
            (i), (ii), (iii), (iv) or (v) of the definition of "ELIGIBLE ASSIGNEE" and in Cash Equivalents;

                  (iii) Investments existing on the date hereof and described on
            SCHEDULE 4.01(u) hereto;

                  (iv) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i); and

                  (v) Investments consisting of intercompany Debt permitted
            under Section 5.02(b).

            (g) Restricted Payments. So long as no Default shall have occurred and be continuing at the time of any action described below in this
      Section 5.02(g), or would result therefrom, the Borrower may declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of the Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of the Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value Equity Interests of the Borrower or the Restricted Subsidiaries or to issue or sell any Equity Interests therein (each, a "RESTRICTED PAYMENT); provided that, notwithstanding the foregoing, the Borrower and the Restricted Subsidiaries shall not make any Restricted Payments to the Non-Controlled Subsidiaries at any time, other than the following: BRHCLP may make (x) distributions to Original BRHCLP which shall be used to pay management fees to BRMC in an amount not to exceed $100,000 per annum, (y) a one-time distribution to Original BRHCLP in an amount not to exceed $20,000,000, and (z) distributions to Original BRCLP to reimburse the limited partners of Original BRHCLP for cash taxes paid or payable by such partners directly

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

      resulting from any allocations by BRHCLP to Original BRHCLP, in each case, so long as no Default shall have occurred and be continuing or would result therefrom.

            (h) Amendments of Constitutive Documents. The Borrower shall not amend, or permit any of the Restricted Subsidiaries to amend, its certificate of incorporation, articles of organization, bylaws, operating agreement or other constitutive documents.

            (i) Accounting Changes. The Borrower shall not make or permit, or permit any of the Restricted Subsidiaries to make or permit, any change in
      (A) accounting policies or reporting practices, except as required by generally accepted accounting principles or (B) the Fiscal Year; provided, however, that the Borrower and its Subsidiaries may each change its Fiscal Year to December 31 to conform to a change by the Parent Guarantor.

            (j) Prepayments, Etc., of Debt. The Borrower shall not (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (x) the prepayment of the Advances in accordance with the terms of this Agreement, and (y) if before and after giving effect to any such prepayment, redemption, purchase, defeasance or other satisfaction, no Default has occurred or would result therefrom, regularly scheduled or required repayments or redemptions of Surviving Debt, or (ii) amend, modify or change in any manner any term or condition of any Surviving Debt (other than on terms not materially less favorable to the Borrower and the Restricted Subsidiaries than those existing immediately prior to such amendment, modification or change and that do not include any increase in the principal amount thereof), or permit any of the Restricted Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower, Parent or any Subsidiary Guarantor permitted under Section 5.02(b)(ii).

            (k) Amendment, Etc., of Related Documents. Without the prior written consent of the Administrative Agent, neither the Borrower nor the Restricted Subsidiaries (i) shall cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (ii) amend, modify or change in any manner any term or condition of any Related Document or Material Agreements, (iii) give any consent, waiver or approval thereunder, (iv) waive any default under or any breach of any term or condition of any Related Document or Material Agreements, (v) agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or Material Agreements or (vi) take any other action in connection with any Related Document or Material Agreements that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender Party.

            (l) Negative Pledge. The Borrower shall not enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets, other than (i) in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) in connection with (A) the existing terms of the Indenture evidencing the Subordinated Notes, (B) Capitalized Leases and any purchase money Debt to the extent permitted under Section 5.02(b)(iii) and solely to the extent such agreement is limited to the property covered by such Liens and, (C) any Debt outstanding on the date of acquisition of a Subsidiary by any Loan Party, so long as such agreement was not entered into solely in contemplation of such Subsidiary being so acquired, and (D) the Permitted Boca Mortgage Debt.

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

            (m) Partnerships, Etc. The Borrower shall not become a general partner in any general or limited partnership or joint venture, or permit any of its Restricted Subsidiaries to do so other than any Subsidiary Guarantor, the sole assets of which consist of its interest in such partnership or joint venture and to the extent permitted by Section 5.02(f)(v).

            (n) Payment Restrictions Affecting Subsidiaries. The Borrower shall not directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Restricted Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) the existing terms of the Indenture evidencing the Subordinated Notes or any other agreement or instrument evidencing Surviving Debt, (iii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iv) any restrictive covenants contained in any agreement to sell any of the Borrower Properties so long as such agreement permits the distribution of cash to pay the Obligations, and (v) any covenants restricting the transfer, sale or other disposition of assets subject to Liens permitted under Section 5.02(a)(iii), (iv), (v) and (vi).

            (o) Speculative Transactions. The Borrower shall not engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts).

      SECTION 5.03 Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under or in respect of any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment hereunder, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Lender Parties:

            (a) Default Notices. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer or Chief Accounting Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

            (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of any Fiscal Year, and within 60 days after the end of the fourth fiscal quarter of any Fiscal Year, commencing June 30, 2004, a Consolidated balance sheet of the Borrower and its Subsidiaries, and of each of the Operating Subsidiaries, in each case as of the end of such fiscal quarter and Consolidated statements of income and cash flow of the Borrower and its Subsidiaries, and of each of the Operating Subsidiaries, in each case for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and cash flow of the Borrower and its Subsidiaries, and of the Operating Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter and Fiscal Year-to-date period of the preceding Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer or Chief Accounting Officer of the Borrower, together with (i) a Compliance Certificate, and (ii) in the event of any change from GAAP in the generally accepted accounting

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

      principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP. The Borrower shall provide a compilation report prepared by an outside accountant not more than 90 days after the Fiscal Year end, quarterly operating reports not more than 45 days after each fiscal quarter end and other reviews or reports, each as acceptable to the Administrative Agent.

            (c) Capital Expenditure Budget. As soon as available and in any event prior to the end of each Fiscal Year, each Operating Subsidiary shall provide a Capital Expenditure budget, reasonably sufficient to properly maintain each of the Borrower Properties, subject to any year-end adjustments, for each Borrower Property for the succeeding Fiscal Year, together with a certificate of the Chief Financial Officer or Chief Accounting Officer of the Borrower certifying the actual Capital Expenditures for each Operating Subsidiary for the period commencing at the end of the previous Fiscal Year and ending with the end of such month prior to the month in which such budget is delivered.

            (d) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within ten days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer or Chief Accounting Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

                  (ii) Plan Terminations. Promptly, and in any event within
            three Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

                  (iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

                  (iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

            (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting (i) the Borrower or any of its Subsidiaries of the type described in Section 4.01(h) or (ii) the Parent Guarantor if such action, claim or proceeding, if adversely determined, could reasonably be expected to result in a judgment which would constitute an Event of Default under Section 6.01(g).

            (f) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the Debt of the Borrower or of any of its Subsidiaries (including, without limitation, the holders of the Subordinated Notes) pursuant to the terms of any

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

      indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this
      Section 5.03.

            (g) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Related Document or indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of the Borrower or any of its Subsidiaries or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Agreement or indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents as the Administrative Agent may reasonably request.

            (h) Revenue Agent Reports. Within ten days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $250,000 or more.

            (i) Tax Certificates. Promptly, and in any event within five Business Days after the due date (with extensions) for filing the final federal income tax return in respect of each taxable year, a certificate (a "TAX CERTIFICATE"), signed by the President or the Chief Financial Officer or the Chief Accounting Officer of the Borrower, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member has paid to the Internal Revenue Service or other taxing authority, or to the Parent Guarantor, the full amount that such affiliated group is required to pay in respect of federal income tax for such year and that the Parent Guarantor and its Subsidiaries have received any amounts payable to them, and have not paid amounts in respect of taxes (federal, state, local or foreign) in excess of the amount they are required to pay, under the tax agreements, if any, in effect in respect of such taxable year.

            (j) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any of the Borrower Properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

            (k) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing SCHEDULE 4.01(s) and SCHEDULE 4.01(t) hereto, including an identification of all real and leased property disposed of by the Borrower or any of its Restricted Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state and record owner thereof, and in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such SCHEDULES as may be necessary for such SCHEDULES to be accurate and complete.

            (l) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and

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

      carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Lender Party (through the Administrative Agent) may reasonably specify.

            (m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as any Lender Party (through the Administrative Agent) may from time to time reasonably request, including, without limitation, all special reports filed with the Securities and Exchange Commission or any governmental authority that may be substituted therefor.

      SECTION 5.04 Parent Guarantor Reporting Requirements. So long as any Obligation of any Loan Party under or in respect of any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment hereunder, the Parent Guarantor will furnish to the Administrative Agent and the Lender Parties:

            (a) Default and Prepayment Notices. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer or the Chief Accounting Officer of the Parent Guarantor setting forth details of such Default, event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.

            (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of any Fiscal Year, and within 60 days after the end of the fourth fiscal quarter of any Fiscal Year, commencing June 30, 2004, a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries, in each case as of the end of such calendar quarter and a Consolidated statement of income and cash flow of the Parent Guarantor and its Subsidiaries, in each case for the period commencing at the end of the previous calendar quarter and ending with the end of such calendar quarter, and a Consolidated statement of income and cash flow of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar quarter, setting forth in each case in comparative form the corresponding figures for the corresponding calendar quarter and Fiscal Year-to-date period of the preceding Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer or the Chief Accounting Officer of the Parent Guarantor, together with a Compliance Certificate.

            (c) Annual Financials. As soon as available and in any event within 93 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries, in each case as of the end of such Fiscal Year, and Consolidated statements of income and cash flow of the Parent Guarantor and its Subsidiaries, in each case for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Year, accompanied as to such Consolidated statements, by an unqualified opinion of Ernst & Young LLP or other independent public accountants of recognized standing, together with (i) a copy of any management letter prepared by such accounting firm with respect to such Fiscal Year and distributed to the Parent Guarantor, (ii) a Compliance Certificate, and (iii) in the event of any change from GAAP in the generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP.

            (d) NCS Liabilities. As soon as available and in any event within five Business Days after receipt by any Loan Party of any semi-annual report required to be delivered to such

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

      Loan Party pursuant to the constitutive documents of any Non-Controlled Subsidiary, a revised SCHEDULE 4.01(dd), to the extent such semi-annual report describes any NCS Liabilities of such Non-Controlled Subsidiary.

      SECTION 5.05 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under or in respect of any Loan Document shall remain unpaid, or any Letter of Credit shall be outstanding, or any Lender Party shall have any Commitment hereunder, the Parent Guarantor shall:

            (a) Group Leverage Ratio. Maintain at all times, on a Consolidated basis for itself and its Subsidiaries, a Group Leverage Ratio of not more than 65%.

            (b) Borrower Leverage Ratio. Maintain at all times, on a Consolidated basis for the Borrower and the Restricted Subsidiaries, a Borrower Leverage Ratio of not more than 65%.

            (c) Interest Coverage Ratio. Maintain at all times an Interest Coverage Ratio of not less than 2.0:1.0.

            (d) Fixed Charge Coverage Ratio. Maintain at all times, on a Consolidated basis for itself and the Restricted Subsidiaries, a Fixed Charge Coverage Ratio of not less than 1.5:1.0.

            (e) Book Net Worth. Maintain at all times, on a Consolidated basis for itself and the Restricted Subsidiaries, a Book Net Worth of not less than the sum of (i) $350,000,000, (ii) 75% of the value of all equity offerings after the Closing Date, and (iii) 75% of all net income earned after the Closing Date (excluding net income attributable to the Permitted Boca Land Sales), calculated as of the date of determination.

      All calculations described above in this Section 5.05 shall exclude the effects of and amounts attributable to the operations, if any, of Non-Controlled Subsidiaries.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

      SECTION 6.01 Events of Default. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

            (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to prepay any principal of any Advance as required under Section 2.06(b) within five Business Days of when the same becomes due and payable or
      (iii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (iii) within five Business Days after the same shall become due and payable; or

            (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

            (c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 2.14, 5.01(e)(i), 5.01(i), 5.01(j) or 5.01(q), 5.02, 5.03 (other than subparagraph (c) thereof), 5.04 or 5.05; or

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            (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any executive officer of the Parent Guarantor becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

            (e) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $7,500,000 either individually or in the aggregate for all such Loan Parties (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

            (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 for the Borrower and each Operating Subsidiary and $10,000,000 for the Parent Guarantor (to the extent not fully paid or discharged) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least "A" by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

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

            (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

            (j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

            (k) a Change of Control shall occur; or

            (l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

            (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum; or

            (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000; or

            (o) there shall occur any Material Adverse Change; or

            (p) a default shall occur under the Subordinated Notes, the Subordinated Guaranty, the Indenture, the Note Purchase Agreement, or any other agreements executed by any Loan Party in connection with such instruments during such period as such agreements or instruments remain outstanding or in effect;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all

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interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

      SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent, as collateral agent, on behalf of the Lender Parties in same day funds at the Administrative Agent's Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, the Borrower will pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent's Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law. After each Letter of Credit issued hereunder expires or terminates without being drawn upon, and/or after the Letter of Credit Advances with respect to each Letter of Credit have been paid, amounts on deposit in the L/C Cash Collateral Account (if any) shall be applied by the Administrative Agent first to pay other outstanding amounts due in respect of the Revolving Credit Facility, and second, (y) if an Event of Default shall have occurred and be continuing, to pay outstanding amounts due in respect of the Term Facility and any other Obligations due under the Loan Documents, and (z) if no Default shall have occurred and be continuing, any remaining excess shall be returned to the Borrower.

                                   ARTICLE VII

                            THE ADMINISTRATIVE AGENT

      SECTION 7.01 Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and

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discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Administrative Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

            (b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Supplemental Collateral Agent appointed by the Administrative Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05 as though such Supplemental Collateral Agent was the "Administrative Agent" under the Loan Documents) as if set forth in full herein with respect thereto.

            (c) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a "SUPPLEMENTAL COLLATERAL AGENT") with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Collateral Agent. No Administrative Agent shall be responsible for the negligence or misconduct of the Administrative Agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of the Administrative Agent's gross negligence or willful misconduct.

      SECTION 7.02 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the

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Administrative Agent, the Administrative Agent receives and accepts an
Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Administrative Agent, the Administrative Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or attached to electronic mail) believed by it to be genuine and signed or sent by the proper party or parties.

      SECTION 7.03 DBTCA and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, DBTCA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include DBTCA in its individual capacity. DBTCA and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBTCA was not the Administrative Agent and without any duty to account therefor to the Lender Parties. The Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

      SECTION 7.04 Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      SECTION 7.05 Indemnification. (a) Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the "INDEMNIFIED COSTS"); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's

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gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under
Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

            (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

            (c) For purposes of this Section 7.05, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their respective Term Commitments at such time and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment shall be considered to be unused for the purposes of this Section 7.05(c) to the extent of the amount of such Defaulted Advance.

      SECTION 7.06 Successor Administrative Agents. The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time by the Required Lenders for gross negligence or willful misconduct; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to

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appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Administrative Agent's resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent's resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to such Facilities under this Agreement.

      SECTION 7.07 Lead Arranger. The Lead Arranger shall not have any duties under this Agreement or any of the other Loan Documents.

                                  ARTICLE VIII

                                    GUARANTY

      SECTION 8.01 Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses

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or otherwise (such Obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) actually incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

            (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

            (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

      SECTION 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

            (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

            (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

            (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

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            (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

            (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

            (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

            (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

            (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

      SECTION 8.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

            (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

            (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim (except compulsory counterclaims) against or in respect of the Obligations of such Guarantor hereunder.

            (d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any deed of trust or mortgage at any time securing the Obligations by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative

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Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

            (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

            (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section
8.03 are knowingly made in contemplation of such benefits.

      SECTION 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

      SECTION 8.05 Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a "GUARANTY SUPPLEMENT"), (a) such Person shall be referred to as an "ADDITIONAL GUARANTOR" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "GUARANTOR" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "GUARANTOR" shall also mean and be a reference to such Additional Guarantor, and
(b) each reference herein to " THIS GUARANTY", "HEREUNDER", "HEREOF" or words of like import referring to this Guaranty, and each reference in any other

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Loan Document to the "GUARANTY", "THEREUNDER", "THEREOF" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

      SECTION 8.06 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the "SUBORDINATED OBLIGATIONS") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

            (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

            (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("POST PETITION INTEREST")) before such Guarantor receives payment of any Subordinated Obligations.

            (c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

            (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

      SECTION 8.07 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all

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or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

      SECTION 8.08 Release of Guarantors. If a Restricted Subsidiary owning a Borrower Property is sold in a transaction permitted pursuant to Section 5.02(e)(iii) or if Permitted Boca Mortgage Debt is incurred in accordance with
Section 5.02(b)(iii)(I), each Secured Party hereby authorizes and directs the Administrative Agent, (i) in the case of the permitted sale of such Restricted Subsidiary, concurrently with any such sale, to release such Restricted Subsidiary from the Guaranty and the Equity Interests in such Restricted Subsidiary from the Liens of the Pledge Agreement and (ii) in the case of the incurrence of Permitted Boca Mortgage Debt, concurrently with any such incurrence, to release BRHCLP and its Subsidiaries from the Guaranty and the Equity Interests in BRHCLP and its Subsidiaries from the Liens of the Pledge Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Borrower and the Required Lenders (other than Defaulting Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

            (a) unless in writing and signed by each Lender Party directly and adversely affected thereby (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Sections 3.01 or 3.04 or, in the case of the Initial Extension of Credit, Section 3.03, or in the case of the Term Borrowing, Sections 3.02 or 3.03, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) except as provided in Section 8.08, reduce or limit the obligations of any Guarantor under Section 8.01 or release such Guarantor or otherwise limit such Guarantor's liability with respect to the Obligations owing to the Administrative Agent and the Lender Parties, (iv) release all or substantially all of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on all or substantially all of the Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents, (v) amend Section 2.13 or this Section 9.01, and

            (b) unless in writing and signed by two-thirds of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time: (i) make changes to Section 5.05, (ii) make changes to Section 2.05(b) and (iii) release any individual Borrower Property in any transaction or series of related transactions (except as may be required to consummate any transaction permitted under Section 5.02(e)) or permit the creation, incurrence, assumption or existence of any Lien on any individual Borrower Property in any transaction or

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      series of related transactions to secure any Obligations other than
      Obligations owing to the Administrative Agent and the Lender Parties under the Loan Documents,

            (c) unless in writing and signed by the Required Lenders and each Lender (other than any Lender that is, at such time, a Defaulting Lender) that has a Commitment under, or is owed any amounts under or in respect of, a Term Facility or the Revolving Credit Facility if such Lender is directly and adversely affected by such amendment, waiver or consent: (i) increase the Commitments of such Lender or amend Section 2.13 so as to subject such Lender to additional Obligations; (ii) reduce the principal of, or stated rate of interest on, the Notes held by such Lender or any fees or other amounts stated to be payable hereunder to such Lender; or
      (iii) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.04 or 2.06 or any date fixed for any payment of fees or other amounts payable to such Lender hereunder or any Guaranteed Obligations payable under ARTICLE VIII or (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially adversely affects such Lender; and

            (d) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time within each of the following classes of Commitments, Advances and Letters of Credit: (i) the class consisting of the Revolving Credit Commitments, combined on an aggregate basis, and (ii) the class consisting of the Term Commitments, combined on an aggregate basis. For purposes of this clause, the aggregate amount of each Lender's risk participation and funded participation in Letters of Credit shall be deemed to be held by such Lender; and

            (e) affect adversely the interests, rights or obligations of the Revolving Credit Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, unless consented to by the Required Revolving Credit Lenders, it being understood that any amendment, waiver or consent that has the effect of curing or waiving any Default and that contemplates a Borrowing in connection with such amendment, waiver or consent shall require the consent of the Required Revolving Credit Lenders; and

            (f) affect adversely the interests, rights or obligations of the Term Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Credit Lenders, unless consented to by Required Term Lenders;

provided that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank, as the case may be, under this Agreement, and provided further that, in addition to the Lenders required above to take such action, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent or the Lead Arranger under this Agreement or the other Loan Documents, unless in writing and signed by each such party that is directly affected by such amendment, waiver or consent.

      SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered by overnight courier of nationally recognized standing, if to the Borrower at 501 East Camino Real, Boca Raton, Florida 33432,
Attention: Chief Financial Officer, telecopier number (561) 447-5315; if to any Initial

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Lender Party, at its Domestic Lending Office specified opposite its name on
SCHEDULE I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Administrative Agent, at its address at 60 Wall Street, New York, New York 10005, Attention: Linda Wang, telecopier number (646) 324-7450; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, be effective three (3) Business Days after being deposited in the mails, and, when telecopied or sent by courier, be effective when transmitted by telecopier or delivered by the overnight courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any EXHIBIT hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

      SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 9.04 Costs and Expenses. (a) The Borrower agrees to pay on demand
(i) all costs and expenses of the Administrative Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each of the Administrative Agent and the Lead Arranger with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis and assisting with any syndication of the Facilities effected on a post-closing basis), with respect to advising the Administrative Agent and the Lead Arranger, as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Secured Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Secured Parties with respect thereto).

            (b) (i) To the fullest extent permitted by applicable law, the Loan Parties agree, jointly and severally, to indemnify and hold harmless each of the Secured Parties and the affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) of each of the Secured Parties (collectively, the "INDEMNIFIED PARTIES"), from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party) and including, without limitation, any and all losses, claims, damages,

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obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Parties), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (A) the Transaction, (B) the Transaction Documents or (C) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Parent Guarantor or any of its Subsidiaries or Affiliates to any of the Indemnified Parties or any other person in connection with the Transaction or the Transaction Documents; provided, however, that such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Indemnified Parties. The indemnification provisions contained in this
Section 9.04(b) shall be in addition to any liability which any Loan Party may have to the Indemnified Parties. If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Parties proposes to demand indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by any of the Indemnified Parties to so notify the Borrower shall not relieve the Borrower or any other Loan Party from its obligations hereunder. Each of the Administrative Agent and Lead Arranger, on behalf of the Indemnified Parties, shall have the right to retain counsel of its choice to represent the Indemnified Parties, and the Borrower shall, or shall cause the other Loan Parties, jointly and severally to pay, the fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrower and the other Loan Parties and any counsel designated by the Borrower or the other Loan Parties. The Borrower and the Loan Parties shall be jointly and severally liable for any settlement of any claim against any of the Indemnified Parties made with the Borrower's written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the Administrative Agent and the Lead Arranger, the Parent Guarantor shall not, and shall not permit any of the other Loan Parties to, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Parties of an unconditional and irrevocable release from all liability in respect of such claim. No party hereto liable for any damages hereunder to any other party shall ever be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages on any claim (whether founded in contract, tort, legal duty or any other theory of liability) arising from or related in any manner to the Loan Documents or the negotiation, execution, administration, performance, breach or enforcement of the Loan Documents or any amendment thereto or the consummation of, or any failure to consummate, the Transaction or any act, omission, breach or wrongful conduct in any manner related thereto.

            (ii) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the indemnification provisions of this
Section 9.04(b) is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Borrower and other Loan Parties, if any, on the one hand, and the Indemnified Parties, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Parties may be subject in accordance with the relative benefits received by the Borrower and the other Loan Parties, on the one hand, and the Indemnified Parties, on the other hand, and also the relative fault of the Borrower and the other Loan Parties, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Parties shall be obligated to contribute any amount hereunder that exceeds the amount of fees (but not interest) previously received by such Indemnified Party pursuant to the Transaction Documents.

            (iii) This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person or entity not a party hereto, except as provided in this Section 9.04(b). The Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that: (A) none of the Secured Parties is, nor shall any one of them be construed as, a fiduciary or agent of any Loan Party or any other person and shall have no duties or liabilities to any such person's equity holders or creditors by virtue of this Agreement, which is hereby expressly waived, and neither the Administrative Agent nor the Lead Arranger has been retained to advise or has advised the Borrower regarding the wisdom, prudence or advisability of entering into this Agreement or consummating the Transaction; (B) none of the Secured Parties shall have any liability (including, without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of any of them) (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any other Loan Party (including, without limitation, their respective equity holders and creditors) or any other person for or in connection with this Agreement or the Transaction, except that a claim in contract for actual direct damages directly and proximately caused by a breach of any contractual obligation expressly set forth in any written agreement signed by the party against which enforcement of such claim is sought shall not be impaired hereby; and (C) each of the Administrative Agent and the Lead Arranger was induced to enter into this Agreement by, inter alia, this Article VIII.

            (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of an assignment in connection with a syndication of the Facilities during the period from the Closing Date to the earlier of (x) two months from such date and
(y) the completion of syndication of the Facilities (as shall be specified by the Administrative Agent in a written notice to the Borrower), a payment or Conversion pursuant to Section 2.06, 2.08 or 2.09, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

            (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

            (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section
9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

      SECTION 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01

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

to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have. Notwithstanding anything in the foregoing to the contrary, no Lender Party shall exercise any right of set-off against any Loan Party with respect to the Borrower's Obligations under the Loan Documents without the prior written consent of the Administrative Agent if the exercise of such right could limit or adversely affect the remedies available to the Lender Parties or restrict the order of the exercise of such remedies under any law applicable to the parties or to the exercise of any such remedies. If any Lender Party shall receive any payment or proceeds from any Loan Party in respect of the Obligations, such Person shall immediately pay such amounts to the Administrative Agent for distribution to the other Lender Parties in accordance with this Agreement and the other Loan Documents. In the event that any such Lender Party improperly exercises any right of set-off in violation of the terms of this Agreement, then such Person shall indemnify, defend and hold harmless the Administrative Agent and each of the other Persons among the Lender Parties from any loss or injury that may result from such Person's exercise of its right of set-off.

      SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

      SECTION 9.07 Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (except in the case of assignments by an Approved Fund to one or more of its Affiliates, so long as the aggregate amount of the Commitments assigned to such Affiliates is not less than $1,000,000) and shall be in an integral multiple of $500,000 (or such lesser amount as shall be approved by the Administrative Agent) under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Borrower (unless a Default shall have occurred and be continuing), which consent shall not be unreasonably withheld, and of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

            (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

            (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirms to and agrees with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

            (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Administrative Agent. In the case of any assignment by a Lender, within ten Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of EXHIBIT A-1 or A-2 hereto, as the case may be.

            (f) The Issuing Bank may assign to an Eligible Assignee not less than all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

            (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

            (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

            (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

            (j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it in favor of the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities; provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

            (k) Notwithstanding anything to the contrary contained herein, any Lender Party (a "GRANTING LENDER") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and
(ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and
2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of the Borrower (which consent shall not be unreasonably withheld) and each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

      SECTION 9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

      SECTION 9.09 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

      SECTION 9.10 Confidentiality; Patriot Act. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and, in each case, then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which the Administrative Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

      SECTION 9.11 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      SECTION 9.12 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      SECTION 9.13 Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       BOCA RESORTS, INC.

                                       By ______________________________________
                                          Name: Wayne Moor
                                          Title: Senior Vice President

                                       BOCA RESORTS HOTEL CORPORATION

                                       By ______________________________________
                                          Name: Wayne Moor
                                          Title: Vice President

                                       RAHN PIER, INC.

                                       By ______________________________________
                                          Name: Wayne Moor
                                          Title: Vice President

                                       RAHN BAHIA, INC.

                                       By ______________________________________
                                          Name: Wayne Moor
                                          Title: Vice President

                                   P66, LLC
                                   By: Rahn Pier, Inc., its sole member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   RAHN BAHIA, LLC
                                   By: Rahn Bahia, Inc., its sole member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   2301 SE 17TH ST., LTD.
                                   By: P66, LLC, its sole general partner
                                   By: Rahn Pier, Inc., its sole member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   RAHN BAHIA MAR, LTD.
                                   By: Rahn Bahia, LLC, its sole general partner
                                   By: Rahn Bahia, Inc., its sole member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   FPH/RHI MERGER CORP., INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS EDGEWATER RESORT, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PELICAN HILL, LLC
                                   By: FPH/RHI Merger Corp., Inc., its sole
                                       member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PER, L.L.C.
                                   By: Panthers Edgewater Resort, Inc., its sole
                                       member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   LEHILL PARTNERS, L.P.
                                   By: Pelican Hill, LLC, its sole general
                                       partner
                                   By: FPH/RHI Merger Corp., Inc., its sole
                                       member

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS RPN LIMITED
                                   By: Panthers Edgewater Resort, Inc., its sole
                                       general partner

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS BOCA GENERAL PARTNER, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS BOCA LIMITED PARTNER, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS BRGP CORPORATION

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS BRLP CORPORATION

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   PANTHERS BRHC LIMITED
                                   By: Panthers BRGP Corporation, a general
                                       partner

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   BOCA RATON RESORT AND CLUB, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   BOCA RATON CATERERS, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   BOCA BY DESIGN, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   FLORIDA HOSPITALITY SERVICES, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   MIZNER CENTER, INC.

                                   By __________________________________________
                                      Name: Wayne Moor
                                      Title: Vice President

                                   [SIGNATURES CONTINUE ON THE FOLLOWING PAGES]

                                   DEUTSCHE BANK TRUST COMPANY AMERICAS, as
                                       Administrative Agent, an Initial Lender,
                                       Initial Issuing Bank and Swing Line Bank

                                   By __________________________________________
                                      Name:
                                      Title:

                                                                  EXECUTION COPY